SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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UMB Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UMB Financial Corporation

Notice of Annual Meeting of Shareholders

and Proxy Statement

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

April 27, 2010

9:00 a.m. CDT

UMB Bank Building

1010 Grand Boulevard

Kansas City, Missouri 64106

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 27, 2010

The Annual Meeting of Shareholders of UMB Financial Corporation (the “Company”) will be held at the Company offices located at 1010 Grand Boulevard, Kansas City, Missouri, 64106 on April 27, 2010, at 9:00 a.m. CDT. We are holding the Annual Meeting for the following purposes:

1) To elect five Class I directors to hold office until the Annual Meeting of 2013 and one Class III director to hold office until the Annual Meeting in 2012;

2) To ratify the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2010;

3) To consider a shareholder proposal to eliminate classification of terms of the Company’s Board of Directors to require that all directors stand for election annually; and,

4) To transact such other matters as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 1, 2010, will be entitled to notice of, and to vote at, this meeting or any adjournments thereof. This Proxy Statement is being mailed on or about March 17, 2010.

It is important that your shares be represented at the meeting. We urge you to exercise your right to vote by completing and returning the enclosed proxy card.

By Order of the Board of Directors,

Dennis R. Rilinger

Secretary

The date of this notice is March 17, 2010.

PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY, regardless of the number of shares you may own and whether or not you plan to attend the meeting in person. You may revoke your proxy and vote your shares in person if revoked in accordance with the procedures described in the attached proxy statement.

UMB FINANCIAL CORPORATION

1010 Grand Boulevard

Kansas City, Missouri 64106

PROXY STATEMENT

GENERAL INFORMATION

Purpose

This Proxy Statement and the accompanying proxy card are being mailed beginning March 17, 2010, to the shareholders of record of the common stock, par value one dollar ($1.00) per share, of UMB Financial Corporation (the “Company”) as of March 1, 2010 (the “record date”). These proxies are being solicited on behalf of the Company’s Board of Directors (the “Board”) to be used at the 2010 Annual Meeting of the Company’s shareholders which will be held at 9:00 a.m. CDT on April 27, 2010 at the Company offices located at 1010 Grand Boulevard, Kansas City, Missouri, 64106, and any adjournments thereof (the “Annual Meeting”).

Attendance at the Annual Meeting is limited to shareholders of record or their proxies, beneficial owners of Company common stock having evidence of such ownership, and guests of the Company.

Proxies are being solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. This Proxy Statement contains information on matters to be voted upon at the Annual Meeting or any adjournments of that meeting.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting to Be Held on April 27, 2010

This Proxy Statement, the Annual Report to Shareholders, and the Annual Report on Form 10-K for the year ended December 31, 2009, are available at www.edocumentview.com/UMBF, together with any amendments to any of these materials that are required to be furnished to shareholders.

Shareholders will meet for the following purposes:

1)	To elect five Class I directors who will hold office until the Annual Meeting of 2013 and one Class III director who will hold office until the Annual Meeting in 2012;

2)	To ratify the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2010;

3)	To consider a shareholder proposal to eliminate classification of terms of the Company’s Board of Directors to require that all directors stand for election annually; and

4)	To transact such other matters as may properly come before the meeting or any adjournments thereof.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for directors; “FOR” the ratification of the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2010; and “AGAINST” the shareholder proposal to eliminate classification of terms of the Company’s Board of Directors to require that all directors stand for election annually.

Shareholders do not have any dissenters’ rights of appraisal in connection with any of these matters.

Who Can Vote

Holders of the Company’s common stock at the close of business on March 1, 2010, are entitled to notice of, and to vote at, the Annual Meeting. On February 26, 2010, there were 40,483,387 shares of Company common stock outstanding. Each share is entitled to one vote on each matter properly brought before the Annual Meeting other than the election of directors (which is done by cumulative voting). Shares can be voted at the Annual Meeting only if the shareholder is present or represented by a valid proxy. If you have shares attributable to your account under the Company’s Employee Stock Ownership Plan, you have the right to direct the voting of those shares. Any shares not so directed will be voted by the trustee, Marshall & Ilsley Trust Company, N.A. If you have a beneficial interest in shares allocated to your account under the Company’s Profit Sharing and 401(k) Savings Plan, you have the right to direct the voting of those shares; any shares not so directed will not be voted.

Voting

Your vote is important. Since many shareholders cannot personally attend the meeting, a large number must be represented by proxy. Proxies may be given by either a written proxy card or by communicating with the Company’s transfer agent by use of the internet or telephone. Instructions for giving your proxy by either means accompany this Proxy Statement. Proxies may be revoked at any time before they are exercised: (i) by written notice to the Corporate Secretary, (ii) by telephone or internet notice to the Company’s transfer agent, (iii) by a properly executed, later-dated written or internet or telephonic proxy, or (iv) by voting by ballot at the Annual Meeting. Your voting method will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If you wish to vote at the meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy from the holder of record authorizing you to vote at the Annual Meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If you sign the proxy card or otherwise provide a proxy, but do not specify how you want your shares to be voted, your shares will be voted: 1) equally in favor of the election of all nominees listed on the proxy card; 2) in favor of ratifying the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2010; and 3) in opposition to the shareholder proposal to eliminate the classification of terms of the Company’s Board of Directors to require that all directors stand for election annually. Votes will be counted by the inspectors of the election appointed by the Chairman at the Annual Meeting.

The inspectors of the election will treat abstentions and broker non-votes (as defined below) as present for determining whether a quorum is present. If you are the beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions (“Uninstructed Shares”), under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. Proposal 2 (Approval of Auditors) is considered a routine matter. Proposal 1 (Election of Directors) and Proposal 3 (Shareholder Proposal) involve matters that the Company believes will be considered non-routine.

If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” The Company encourages you to provide voting instructions to the organization that holds your shares. The impact of abstentions and broker non-votes for purposes of determining the approval of any matter submitted to the shareholders for a vote is described in the “Required Votes” sections below.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as you would be entitled to vote, subject to and in accordance with the requirements set forth in Rule 14a-4(c) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Company does not anticipate that any other matters will be raised at the Annual Meeting.

Solicitation of Proxies

The Company is soliciting the proxy and will pay the cost of the solicitation of proxies. In addition to the use of the mail, proxies may be solicited personally, or by email or telephone, by employees of the Company or by employees of Georgeson Shareholder Communications, Inc. (“Georgeson”). Employees have not been specifically engaged for the purpose of solicitation, and will not be compensated for their efforts. The Company has engaged, and will compensate, Georgeson to assist in the solicitation of proxies and provide related informational support, for a service fee of $15,000 and the reimbursement for certain out-of-pocket expenses. In addition, the Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy materials to security owners and updating their proxies.

Delivery of Voting Materials to Shareholders

Notice of Internet Availability

Some shareholders will be mailed a notice containing instructions on how to access this proxy statement, the Company’s Annual Report, and the Company’s Annual Report on Form 10-K and how to vote their shares online (“Notice of Availability”). If a shareholder receives the Notice of Availability, they will not receive a printed copy of the proxy voting materials (Annual Report, Annual Report on Form 10-K, Proxy Card, and Proxy Statement) unless it is requested by following the instructions for requesting such materials contained on the Notice of Availability. Shareholders receiving the Notice of Availability may receive a full set of printed proxy materials for this meeting and all future meetings by following the instructions contained on the notice.

Full Set of Proxy Materials

Some shareholders will be mailed a full set of proxy voting materials instead of a Notice of Availability. If a shareholder would like to reduce the environmental impact and the costs incurred by the Company in mailing proxy materials, they may elect to receive all future proxy materials electronically via the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

Householding

Two or more registered shareholders (shareholders whose shares are not held in street name) sharing the same address will each receive a Notice of Availability or complete set of the proxy voting materials. Services that deliver the Company’s proxy voting materials to shareholders that hold Company stock in street name through a bank, broker or other beneficial holder of record may deliver to multiple shareholders sharing the same address only one set of the Company’s proxy voting materials, but separate proxy cards for each shareholder or one Notice of Availability. If street name shareholders receiving one set of the Proxy Materials wish to receive separate copies of the proxy materials or Notice of Availability, they should notify their bank, broker or other beneficial holder of record.

Required Votes—Election of Director Nominees

Shareholders have cumulative voting rights in the election of directors. The Board is divided into three classes which are equal in number. At each Annual Meeting, the directors constituting one class are elected for a three-year term. In addition, if an individual has been reclassified or appointed to fill a vacancy in one of the other two classes since the last Annual Meeting, his/her name will also be submitted for a shareholder vote.

In voting for the election of directors in any class, cumulative voting is permitted and shareholders are entitled to cast as many votes as shall equal the number of shares of stock held, multiplied by the number of directors to be elected in that class. Such votes may be cast all for a single candidate in that class or the votes may be distributed among the candidates in the class, as the shareholder directs. If you withhold authority to vote for any individual nominee, the shares attributed to such nominee will go unvoted unless you allocate them to another nominee. Registered shareholders desiring to specifically allocate such votes to a specific candidate or specific candidates through cumulative voting must contact the Company’s transfer agent at (312) 499-7033 prior to the annual meeting or vote in person at the Annual Meeting. Any shares not voted (whether by abstention, withheld votes, or otherwise) have no impact on the election of directors. If you sign the proxy card or otherwise give a proxy (by telephone or over the internet or otherwise) but do not specify how you want your shares to be voted, your shares will be voted equally in favor of the election of all nominees listed on the proxy card.

Each nominee must be elected by a plurality of the votes of the shares entitled to vote on the election of the directors in that class and represented in person or by proxy at a meeting at which a quorum is present.

While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more is unable to do so, the proxies will be voted for substitute nominees selected and approved by the Board’s Corporate Governance Committee and nominated by the Board.

Required Votes—Ratification of Selection of Auditors

To be approved, the ratification of the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2010 requires the affirmative vote of the majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Uninstructed Shares are entitled to vote on this matter. Therefore, broker non-votes and abstentions will have the effect of negative votes.

Required Votes—Shareholder Proposal and Other Matters

These proposals are generally considered to be non-routine matters and are non-discretionary. To be adopted, the proposals must receive the affirmative vote of the majority of shares present in person or by proxy at the meeting and entitled to vote. Uninstructed Shares are not entitled to vote on these matters, and therefore broker non-votes will not be considered in determining the number of votes necessary for approval and will not affect the outcome. Abstentions have the effect of negative votes.

STOCK OWNERSHIP

Principal Shareholders

The following persons owned of record or beneficially more than five percent of the common shares of the Company (the only outstanding voting securities of the Company) at the close of business on February 26, 2010:

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
R. Crosby Kemper	5,659,439	(1)	13.98%
1010 Grand Blvd.
Kansas City, Missouri
Advisory Research Inc.	3,143,514	(2)	7.76%
180 North Stetson St., Suite 5500
Chicago, IL 60601
Blackrock, Inc	2,560,846	(3)	6.33%
40 East 52nd Street
New York, NY 10022
Thomas J. Wood III	2,254,888	(4)	5.57%
2701 W 69th St.
Shawnee Mission, KS 66208

(1)	Includes 13,058 shares held by Mary S. Kemper (wife of R. Crosby Kemper). Includes 290,397 shares held by Kemper Realty Company and 403,404 shares held by Pioneer Service Corporation. Each of these are entities through which voting and investment decisions may be controlled, directly or indirectly, by R. Crosby Kemper. Also includes 1,523,394 shares held by UMB Bank, n.a. as either sole trustee or co-trustee; in each case R. Crosby Kemper has or shares voting or investment powers. Of this number, 716,652 shares are held in trusts established under the will of Rufus Crosby Kemper, and 70,362 shares are held in the Enid and Crosby Kemper Foundation. In both cases, the shares may be voted or disposed of by UMB Bank, n.a. as trustee but only upon the direction of R. Crosby Kemper, Mary S. Kemper and Alexander C. Kemper, or any two of them. 669,702 shares are owned by the R. C. Kemper, Sr. Charitable Trust and Foundation but may be voted or disposed of only by the co-trustees, R. Crosby Kemper, J. Mariner Kemper, and Sheila Kemper Dietrich, or any two of them. 12,756 shares are owned by the R. C. Kemper, Jr. Charitable Trust and Foundation and may be voted or disposed of by R. Crosby Kemper, J. Mariner Kemper, and Mary S. Kemper or any two of them; and 53,922 shares are owned by the William T. Kemper Foundation and may be voted or disposed of by UMB Bank, n.a., but only upon the direction of R. Crosby Kemper.

(2)	According to information provided to the Company in Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010.

(3)	According to information provided to the Company in Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010.

(4)	Includes 134,678 shares held in fiduciary accounts where Thomas J. Wood is given the authority by the documents to vote and/or dispose of the shares of the Company, 339,014 held in fiduciary accounts where Mr. Wood and R. Crosby Kemper III have authority to vote and/or dispose of the shares, and 1,764,076 shares held by the Wood Family Partnership of which Mr. Wood is a general partner.

Stock Owned By Directors, Nominees, and By Executive Officers

The following table sets forth the number of shares of the Company’s common stock (the only outstanding voting securities of the Company) beneficially owned (as defined in Rule 13d-3 of the Exchange Act), as of February 26, 2010, by each director, each nominee, and by the executive officers named in the Summary Compensation Table. It also includes the shares beneficially owned by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Holdings (1)		Percent of Class
Theodore M. Armstrong	5,484		*
David R. Bradley, Jr.	13,316		*
Nancy K. Buese	62		*
Peter J. deSilva	102,218		*
Terrence P. Dunn	13,586		*
Kevin C. Gallagher	721		*
Greg M. Graves	2,083		*
Michael D. Hagedorn	33,991		*
Alexander C. Kemper	1,610,543	(2)	3.98%
J. Mariner Kemper	1,605,951	(3)	3.97%
John H. Mize, Jr.	1,402		*
Dennis R. Rilinger	43,711		*
Kris A. Robbins	2,316		*
Thomas D. Sanders	5,324		*
L. Joshua Sosland	8,569		*
Paul Uhlmann III	8,092		*
Clyde W. Wendel	23,724		*
Thomas J. Wood III	2,254,888		5.57%
All Directors and executive officers as a Group	5,230,512	(4)	12.86%

*	Less than 1% of outstanding shares.

(1)	Includes shares of common stock held directly by the individuals as well as by members of such individuals’ immediate families who share the same household, and shares held in trust and other indirect forms of ownership over which shares the individuals exercise sole or shared voting and/or investment power. Also includes restricted shares of common stock held by executive officers which are not vested, but for which the executive officer has voting rights, and shares that are subject to outstanding options exercisable within 60 days. The following named executive officers have options that are exercisable within 60 days for the amounts shown: Peter J. deSilva—22,234 shares, Michael D. Hagedorn—4,881 shares, J. Mariner Kemper—36,603 shares, Clyde Wendel—1,807 shares and Dennis R. Rilinger—15,351 shares. In addition, all other executive officers of the Company collectively hold such options to acquire 100,346 shares.

(2)	Includes 290,397 shares held by Kemper Realty and 403,404 shares held by Pioneer Service Corporation. Alexander Kemper serves as an officer and a director of each of these entities, and may control voting and investment decisions, directly or indirectly. Also includes 118,341 shares held by UMB Bank, n.a. as either sole trustee or co-trustee; in each case Alexander Kemper shares with other family members (including J. Mariner Kemper) voting and/or investment powers. Also includes 716,652 shares held in trusts established under the will of Rufus Crosby Kemper, and 70,362 shares held in the Enid and Crosby Kemper Foundation. In both cases, the shares may be voted or disposed of by UMB Bank, n.a. as trustee but only upon the direction of R. Crosby Kemper, Mary S. Kemper and Alexander C. Kemper, or any two of them.

(3)

Includes 290,397 shares held by Kemper Realty and 403,404 shares held by Pioneer Service Corporation. J. Mariner Kemper serves as an officer and a director of each of these entities, and may control voting and investment decisions, directly or indirectly. Also includes 118,341 shares held by UMB Bank, n.a. as either sole trustee or co-trustee; in each case J. Mariner Kemper shares with other family members (including Alexander Kemper) voting and/or investment powers. 669,702 shares are owned by the R. C. Kemper, Sr. Charitable Trust and Foundation but may be voted or disposed of only by the co-trustees, R. Crosby Kemper, J. Mariner Kemper, and Sheila Kemper Dietrich, or any two of them. 12,756 shares are owned by the R. C. Kemper, Jr. Charitable Trust and Foundation and may be voted or disposed of by R. Crosby Kemper, J. Mariner Kemper, and Mary S. Kemper or any two of them. J. Mariner Kemper has pledged 20,000 shares of common stock as security.

(4)	Shares held in foundations, trusts and companies over which more than one member of the Board or executive officers share voting and/or investment power have been included only one time in this total.

Stock Ownership Guidelines

In January 2009, the Company adopted formal stock ownership guidelines in which it encourages the Executives (as well as other senior officers of the Company and its subsidiaries, and the members of the Company’s Board of Directors) to build a meaningful stock ownership position over time. The Compensation Committee believes that its continued use of options and restricted stock as components of the Executives’ compensation, together with the vesting periods associated with the options and restricted stock, will help promote such ownership and satisfaction of the Guidelines by the Executives. The Guidelines state that the following categories of the Company’s officers should hold Company stock (or options having a comparable value) equal to the following multiples of their respective annual salary, and that the Company’s Directors should hold a minimum number of shares of the Company Stock, as indicated:

CEO	500% of Base Salary
COO	400% of Base Salary
CFO	400% of Base Salary
EVP’s	200% of Base Salary
Certain SVP’s	200% of Base Salary
Board of Directors	2,000 shares

The Guidelines provide that each individual has a five-year period from the date of the adoption of the Guidelines to accumulate the specified number of shares, and that shares held outright or beneficially, shares owned in a 401(k) plan, the value of exercisable options, and shares of restricted stock, are all counted toward satisfaction of the Guidelines. The Compensation Committee concluded that there is a benefit in adopting a formal set of ownership guidelines, and that periodic reporting of the extent to which individuals are meeting such guidelines will encourage the Executives, Board members, and other Company officers to accumulate a significant stock ownership position that will link their interests with those of shareholders in general. As of the current date, the directors and Executives currently have shareholdings that satisfy the Guidelines, or that when taken with the number of shares of service-based restricted stock that they are expected to receive under the Company’s Long-term Incentive Compensation Plan (“Long-Term Plan”), will be sufficient to satisfy the Guidelines within the specified five-year period.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file with the SEC. Based solely on a review of the copies of such forms furnished to the Company, and written representations that no Forms 5 were required, the Company believes that during 2009 all of its officers, directors and greater-than-10% beneficial owners complied with applicable Section 16(a) filing requirements, except as follows. Alexander Kemper filed a late Form 4 reporting the sale of 1,000 shares of common stock and was late in reporting the sale of 969 shares of common stock. L. Joshua Sosland was late in reporting the purchase of 500 shares of common stock.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines for the Company. Such Guidelines, as last revised by the Board on January 26, 2010, set forth a set of corporate governance principles that provide a flexible framework within which the Board may conduct business. A copy of the Corporate Governance Guidelines may be found on the Company’s website at www.umb.com/investor.

Committees of the Board of Directors

The Company has the following three standing committees: an audit committee, corporate governance committee, and compensation committee. Each is described below.

Governance Committee. The Company’s Corporate Governance and Nominating Committee (the “Governance Committee”) has four members: Terrence P. Dunn (Chair), Paul Uhlmann III, Thomas J. Wood III, and L. Joshua Sosland (prior to January 27, 2009, David R. Bradley, Jr. also served on the Governance Committee). The primary functions of the Governance Committee are to: (i) consult with the Board regarding the size, organization, composition and functioning of the Board and its committee structure and makeup, (ii) select and approve candidates for Board membership, (iii) recommend director-nominees for each Board committee, (iv) lead the Board in its periodic reviews of the Board’s and its committees’ performance, (v) develop and recommend for Board approval, a set of corporate governance principles applicable to the Company, (vi) evaluate and make recommendations to the Board regarding Board effectiveness and corporate governance policies and practices, and (vii) provide consultation or assistance to the Board on such other corporate governance matters as the Board may refer to it from time to time. The Governance Committee met four times, and acted by unanimous consent once, during the 2009 fiscal year. The Governance Committee has a formal charter (last revised on January 26, 2010) which is available on the Company’s website, at www.umb.com/investor. The Board has determined each current and former member of the Governance Committee to be independent, as defined in applicable SEC and the NASDAQ Global Select Market (“NASDAQ”) rules and regulations.

Audit Committee. The Company’s Audit Committee, a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act, as amended, oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The members of the Audit Committee are: Theodore M. Armstrong (Chair), Nancy Buese (who was appointed to the Audit Committee on October 27, 2009) , Kevin C. Gallagher, John H. Mize, Jr., and Kris A. Robbins. The Board has determined each member of the Audit Committee to be independent, as defined in applicable SEC and NASDAQ rules and regulations and qualified to serve on the Audit Committee under applicable SEC and NASDAQ requirements. The Board also determined, at its January 26, 2010, Board meeting, that Theodore M. Armstrong, Kris A. Robbins, and Nancy Buese were each independent directors and qualified as audit committee financial experts, under applicable law and the NASDAQ rules. The Audit Committee met five times during the 2009 fiscal year. The Audit Committee has a formal charter (last revised on January 26, 2010) which is available on the Company’s website at www.umb.com/investor.

The primary functions of the Audit Committee are to provide an evaluation, review and oversight of: (i) the quality, integrity and adequacy of the accounting, financial reporting, risk management and internal control functions of the Company and its subsidiaries; (ii) the integrity of the Company’s financial statements and related reporting process; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the independent auditors’ qualifications, independence and performance; and (v) the performance and adequacy of the Company’s internal audit function. The Audit Committee has sole authority over the appointment and replacement of the independent auditors, is directly responsible for the compensation, oversight and approval of the work of the independent auditors, and receives communications from the independent auditors. It is also responsible for preparing an Audit Committee report to be included in the Company’s annual proxy statement, and reviewing financial statements and other releases prior to filing with the SEC. The Audit Committee reviews and approves or ratifies related person transactions. Additionally, it establishes procedures for the processing of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee. The Company’s standing compensation committee (the “Compensation Committee”) consists of the following members: Greg M. Graves (Chair), Thomas D. Sanders, and David R. Bradley, Jr. (the latter having been appointed to the Committee on January 27, 2009). During the fiscal year 2009, Dr. Jon Wefald also served on the Compensation Committee until the end of his Board term in April 2009. The primary functions of the Compensation Committee are to: (i) establish and adjust the compensation of the chief executive officer and such other officers of the Company and its subsidiaries as the Compensation Committee may designate from time to time, (ii) review and discuss with management, the compensation discussion and analysis (“CD&A”) narrative required to be included in the Company’s annual report on Form 10-K and the proxy statement for the Annual Meeting, and make a recommendation to the Board as to the inclusion of such CD&A in such documents, in accordance with applicable laws, rules and regulations, (iii) make recommendations to the Board regarding the compensation of directors who are not officers of the Company, (iv) administer the Company’s Short-Term Incentive Compensation Plan (“Short-Term Plan”), and stock option and equity compensation plans, including the granting of options and issuance of awards of restricted stock thereunder, (v) periodically review the Company’s compensation policies and practices for Company employees to determine if such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company, and (vi) provide advice and recommendations to the Company’s management and Board on other compensation issues. The Board has determined each current and former member of the Compensation Committee to be independent under applicable SEC and NASDAQ rules and regulations, and to be a “non-employee director” as defined by Rule 16b-3 of the Exchange Act and an “outside director” as defined by Section 162(m) of the Internal Revenue Code. The Compensation Committee met three times, and acted by unanimous consent twice, during the 2009 fiscal year. The Compensation Committee has a formal charter (last revised on January 26, 2010) which can be viewed on the Company’s website at www.umb.com/investor.

A narrative discussion of the process and procedures for the consideration and determination of executive compensation, including the Compensation Committee’s authority and role in such process, its delegation of certain of such authority to others, and the roles of Company executives and outside executive compensation consultants in making decisions or recommendations as to executive and director compensation, are contained in the “Executive Compensation—Compensation Discussion & Analysis” set forth below.

The consideration and determination of director compensation is conducted by the Compensation Committee. The Compensation Committee obtains from its outside compensation consultant (the consultant is identified and its functions described at “Executive Compensation Consultant” in the “Executive Compensation—Compensation Discussion & Analysis” set forth below) peer group data, board compensation survey results, and suggestions on Board compensation issues. Based on data and suggestions obtained from its consultant, as well as information it obtains from the Company’s management and from public sources, the Committee considers the issue, and makes recommendations to the full Board for formal approval and action on Board compensation issues. Such consideration and recommendation is normally made on an annual basis.

Compensation Committee Interlocks and Insider Participation

None of the members serving on the Compensation Committee during 2009 (Greg M. Graves, David R. Bradley, Jr., Thomas D. Sanders and Dr. Jon Wefald) are or have been officers or employees of the Company or its subsidiaries, or have had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K of the Exchange Act.

Selection of Nominees for the Board of Directors

In identifying and evaluating nominees, the Governance Committee receives recommendations from an outside director recruitment consultant, Company management, from other directors, and from shareholders (in accordance with the procedures described below). The Governance Committee reviews information on each candidate and evaluates him/her based on the criteria set out in the Governance Committee Charter and the needs and requirements of the Company and its Board committees. The Governance Committee believes that any director candidate should have the following minimum qualifications: be an individual of high character and integrity; have a reputation, both personal and professional, consistent with the image and reputation of the Company; and have expertise that may be useful to the Company. The Governance Committee also considers various factors, including his/her independence, experience, diversity, age, geographic representation, business associations, economic relationships, education or special skills, prior service on a board of directors of a publicly-traded company, areas of expertise, reputation, ability to regularly attend and actively contribute to Board meetings, and other characteristics and qualities as identified by the Governance Committee or by the Board from time to time as being likely to enhance the effectiveness of the Board and its committees.

Although the Company has no formal policy on Board diversity, the Governance Committee and the Board believe that a diverse board of directors is desirable to expand the Board’s collective knowledge and expertise relating to the Company’s business, as well as to evaluate management and positively influence the Company’s performance. Accordingly, the Governance Committee’s Charter provides that in carrying out its responsibilities for locating, recruiting and nominating candidates for election to the Board, the Governance Committee take into account a number of factors and considerations, including diversity. Such considerations of diversity include geographic regions, professional or business experiences, gender, race, national origin, specialized education or work experience and viewpoints. The Governance Committee utilizes an outside director recruitment consultant (identified below) to help it identify and recruit board candidates, and has asked such consultant to give added weight to the factor of diversity in its recent recruiting efforts. Based on its recent recruiting experience, the Board believes that its focus on diversity has been productive and is providing useful perspectives to help the Board evaluate the broad ranges of issues facing the Company and understand the competitive strengths and challenges facing the Company.

It is the policy of the Governance Committee to consider nominations of director candidates properly made or recommended by shareholders in accordance with applicable laws and regulations, or submitted in writing by shareholders to the Governance Committee providing the candidate’s name, biographical data and qualifications. Such written submissions should be sent to: “Board Corporate Governance and Nominating Committee, c/o Corporate Secretary, UMB Financial Corporation, 6th Floor, Mail Stop 1020604, 1010 Grand Blvd., Kansas City, Missouri 64106.” In its consideration of such nominees, the Governance Committee utilizes the same criteria and factors as described in the Governance Committee Charter and as set forth above. There is no difference between the manner in which candidates or nominees submitted by shareholders are evaluated, compared to the manner in which candidates or nominees submitted by management or by members of the Governance Committee or by any other person or entity are evaluated.

The Governance Committee met in January 2010, and selected candidates for the positions held by Class I directors whose terms are scheduled to expire at the Annual Meeting, and selected one candidate to fill the Class III director position that was created during 2009. The Board subsequently nominated the candidates selected by the Governance Committee to be presented to the shareholders as reflected in Proposal #1. The candidates identified as Class I directors in Proposal #1 are current directors standing for re-election. The candidate identified as a Class III director in Proposal #1 is the director appointed by the Board to fill a newly created position in October 2009. During 2008, the firm of James Drury Partners was engaged to work with the Governance Committee and the Company to identify and assist in the recruitment of potential candidates for nomination for election to the Company’s Board of Directors, with an emphasis on locating candidates who could bring to the Board desired business acumen, geographic representation and diversity, and with specific focus on candidates that possess accounting and auditing experience that would be useful in serving on the Company’s Audit Committee and would qualify as an audit committee financial expert. The firm was assigned to locate potential candidates that possess the desired characteristics and provide assistance in vetting them and arranging interviews with the Governance Committee, other Board Members, and members of the Company’s Management. Nancy K. Buese was recruited and introduced to the Governance Committee by the consultant, and after interviews with the Governance Committee and other members of the Board, she was appointed to the Board in October 2009 and has now been nominated for election by the shareholders of the Company to serve as a Class III director through the Company’s annual meeting in 2012. The firm provided, and will continue to provide, such further research and support as the Governance Committee may from time to time request with respect to the selection of candidates for election to the Board of Directors, consistent with the process and criteria set out in the Governance Committee’s Charter. The fees of James Drury Partners were paid by the Company.

Director Independence

In considering and making decisions as to the independence of each of the Directors of the Company, the Board considered transactions and relationships between the Company (and its subsidiaries) and each director (and each member of such director’s immediate family and any entity with which the director or family member has an affiliation such that the director or family member may have a material indirect interest in a transaction or relationship with such entity). The Board has determined that the following members of the Board (including Dr. Wefald, whose term expired on April 21, 2009) are independent as defined in applicable SEC and NASDAQ rules and regulations, and that each constitutes an “Independent Director” as defined in NASD Listing Rule 5605 (a) (2) , and that such members constitute a majority of the entire Board:

Theodore M. Armstrong	Kris A. Robbins
David R. Bradley, Jr.	Thomas D. Sanders
Nancy K. Buese	L. Joshua Sosland
Terrence P. Dunn	Paul Uhlmann III
Kevin C. Gallagher	Dr. Jon Wefald
Greg M. Graves	Thomas J. Wood III
John H. Mize, Jr

In considering the issue of independence, the following relationships, transactions and/or arrangements involving, directly or indirectly, the directors referenced were reviewed and considered: (i) to varying degrees, each of the directors (and/or his/her family members or entities with whom such directors or family members held executive positions or ownership interests or other rights which gave them an element of control or influence over such entity) has had a banking relationship with the Company’s banking subsidiaries, including deposit accounts, extensions of credit, credit cards, investment services, trust services and other personal or commercial banking services; (ii) companies with which three of the Directors are associated, received commercial extensions of credit from the Company’s banking subsidiaries; (iii) one of the directors was the chief executive officer of a large construction company that performed services on one of the Company’s construction projects for which it received from the Company payments not material in amount; (iv) one of the Directors is the chief executive officer of a large company that obtained substantial commercial banking services from the Company’s banking subsidiaries; and (v) one of the directors is the principal executive of a small business venture in which one of the Company’s Executives is a minority investor. All of the above transactions and relationships involved contract terms (including price, fees, rates, and interest) no less favorable to the Company than those offered by or available to unrelated entities or persons. The Board concluded that the above arrangements and transactions did not require disclosure under the provisions of Item 404 of Regulation S-K under the Exchange Act (see “Statement of Policy and Process” below), but considered such transactions, relationships and arrangements in reaching its conclusions as to the independence of the directors. The Board concluded that none of the non-employee directors (other than Alexander C. Kemper, who is the brother of the chief executive officer of the Company and the son of a five-percent (or greater) shareholder of the Company) has any relationship with the Company that would impair his independence.

Attendance at the Board of Directors Meetings, Committee Meetings and Shareholders Meetings

The Board met four times during 2009, and the Executive Committee took action in lieu of meetings of the Board on five occasions during such year. The Audit Committee met five times; the Compensation Committee met three times; and the Governance Committee met four times. All directors attended at least 75% of the aggregate of the number of Board meetings and committee meetings held during the portion of fiscal year 2009 during which he/she was a member thereof, except Greg M. Graves (who attended 71% of the meetings).

The Board has adopted a formal policy that strongly encourages all members of the Board to attend the Company’s Annual Meeting, to facilitate communication between the directors and the shareholders of the Company. All elected members of the Board except one attended the prior Annual Meeting held on April 21, 2009.

Transactions with Related Persons

Statement of Policy and Process

The Company has adopted a written Statement of Policy and Process (described below) under which the Company’s Audit Committee reviews, and approves or ratifies, any transaction or group of similar transactions (other than those involving compensation and are reviewed by the Compensation Committee) for which disclosures under Item 404 of Regulation S-K under the Exchange Act are required. Such transactions include those in which the Company is or will be a participant, the amount involved exceeds $120,000, and in which any of the following “Related Persons” have a direct or indirect material interest: (i) any director or executive officer of the Company, (ii) any nominee for director, (iii) any person holding 5% or more of the Company’s securities, (iv) any “immediate family member” (as such term is defined in the Exchange Act) of a director or executive officer or nominee or 5% shareholder, and (v) any firm, corporation or other entity (each a “Related Entity”) in which any of the foregoing persons have a material indirect interest (but expressly excluding any indirect interest arising solely by reason of being a director thereof, or as a less-than-5%-shareholder or limited partner thereof).

No review, approval or ratification is, however, required for transactions (i) where the rates or charges involved are determined by competitive bids, or involve the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, (ii) involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services, (iii) where the interest of the Related Person arises solely from the ownership of a class of securities of the Company on which dividends or distributions are made to all holders of such securities on a pro rata basis, or (iv) involving indebtedness extended by any of the Company’s bank subsidiaries if the debt is not non-accrual, past due, restructured or constituting a problem credit under applicable regulatory guidance.

Key personnel in each of the relevant divisions and operations of the Company (and its subsidiaries) where any Related Persons are potential participants in a transaction covered by the Statement of Policy and Process, are responsible for monitoring and reporting to the General Counsel, any existing or contemplated transactions. After obtaining all appropriate data, the General Counsel informs the Audit Committee of any transactions for which review and approval/ratification may be required, and provides to the Audit Committee, data and information necessary to conduct such review. If advance Audit Committee approval of a transaction does not occur, then it shall be considered after the transaction has been entered into, and if the Audit Committee determines it to be appropriate, the transaction may be ratified at the Audit Committee’s next regularly-scheduled meeting. If ratification is not considered appropriate, the Audit Committee shall direct the Company’s management to rescind and terminate the transaction as promptly, and on as favorable of conditions, as is feasible.

No member of the Audit Committee or Compensation Committee participates in any review, consideration, approval or ratification of any transaction with respect to which such member (or any of his or her immediate family members or any of his Related Entities) is involved.

In accordance with the Statement of Policy and Process, when reaching its decision as to whether to approve or ratify a transaction, the Audit Committee considers: (i) the terms of the transaction, (ii) whether completion of the transaction is consistent with the best interests of the Company and its shareholders, (iii) the benefits likely to accrue to the Company, (iv) the extent of the Related Person’s interest in the transaction, (v) whether the transaction presents a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), (vi) any impact the transaction may have on a Director’s independence, (vii) the availability of comparable products or services from sources other than the Related Person, (viii) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, or on terms comparable to those provided to Company employees generally, and (ix) whether the Company is obtaining products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources.

2009 Transactions

The Audit Committee reviewed and approved the following two transactions:

R. Crosby Kemper (the former Chairman and Chief Executive Officer and life-long executive of the Company, a holder of more than 5% of the Company’s voting securities and father of J. Mariner Kemper, director, Chairman, and Chief Executive Officer, and Alexander C. Kemper, director) received $150,000 during 2009 in consulting fees pursuant to a consulting agreement with the Company that is in effect (on a month to month basis.) The Company anticipates paying Mr. Kemper $12,500 per month under the consulting agreement for such period of time hereafter as such agreement may remain in effect. The Company will also provide Mr. Kemper with expense reimbursement, an automobile, secretarial and administrative support and office facilities.

R. Crosby Kemper, Alexander C. Kemper and J. Mariner Kemper together with certain other members of their immediate family, own a majority of the stock of Pioneer Service Corporation, and they serve as executive officers of such company. For over 20 years the Company leased from Pioneer Service Corporation, a parking garage (used exclusively for Company employee parking) and one or more commercial billboards located in the Kansas City metropolitan area (used exclusively for Company advertising). In January 2007, the Company modified and extended those leases to provide for a three-year term (2007—2009) for two such billboards and the parking garage, at an annual fixed rate for the entire three-year period, of $201,000 per year. In December 2009, the leases were modified for an additional three-year period (2010—2012) for the two billboards, at an annual rate of $124,000 (the lease relating to the parking garage was not renewed, and has thus expired). The total of the lease payments made to such company during 2009 was $201,000, and is anticipated to be $124,000 for each of the years 2010, 2011 and 2012.

During 2009, many of the Company’s directors, executive officers and their related companies and entities, were customers of, and had credit and other banking transactions with, the Company’s affiliate banks in the ordinary course of each respective bank’s business. Such relationships were, and continue to be, conducted on substantially the same terms as those prevailing at the same time for comparable transactions with persons not related to the Company. All loans and other indebtedness extended by such affiliate banks to such directors, executive officers and family members and related companies and entities, were made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company or its subsidiaries, and did not involve more than the normal risk of collectability or present other unfavorable features.

In connection with the review of the compensation given to Company executives, the Company’s Compensation Committee reviewed and approved the continued employment of Heather K. Miller (a sister of J. Mariner Kemper, director, Chairman, and Chief Executive Officer, and Alexander C. Kemper, director, and a daughter of R. Crosby Kemper, shareholder of more than 5% of the Company’s common stock) as Executive Vice President and member of the Management Committee, at a 2009 total compensation of $214,767 (which sum includes $47,097 representing an award under the Company’s 2009 short-term incentive compensation program that was not actually paid until 2010, but excluding the award under the 2008 short-term incentive compensation program that was actually paid to Ms. Miller in 2009). Ms. Miller also received grants during 2009 of service-based restricted stock, performance-based restricted stock and non-qualified stock options under the Long-Term Plan valued at $70,000 on the date of grant. It is anticipated that Ms. Miller will continue such employment at a similar compensation level during 2010, with any changes to be reviewed and approved in advance by the Compensation Committee. Since the Compensation Committee reviewed and pre-approved all compensation arrangements with Ms. Miller, the Audit Committee did not review such transaction.

There were no transactions since the beginning of the Company’s 2009 fiscal year that were required to be reported in this Proxy or on the Company’s Annual Report on Form 10-K pursuant to the requirements of Item 404(a) of Regulation S-K where the policies and procedures described above did not require review, approval or ratification or where such policies and procedures were not followed.

Code of Ethics

The Company has adopted a Code of Ethics (“Code”) which applies to all employees, officers, and directors of the Company, including the chief executive officer, the chief financial officer and the chief accounting officer. There were no waivers of the Code during 2009. The Code can be viewed on the Company’s website at www.umb.com/investor. The Company will post any changes to the Code, as well as any waivers of the Code for directors, the chief executive officer, chief financial officer, chief accounting officer or any other executive officer, at the same location on such website.

Communications with the Board of Directors

The Board has adopted a formal policy providing a process for shareholders to send communications to the Board, or any individual director. Such communications must be in writing and sent to the Board (or to the individual director) at the following address: UMB Financial Corporation, Chairman of the Governance Committee, c/o Corporate Secretary, Mail Stop 1020604, 1010 Grand Blvd., Kansas City, MO 64106. All such shareholder communications will be acknowledged and reviewed by the Corporate Secretary, and the Corporate Secretary will regularly forward to the Governance Committee a summary of such correspondence. The Governance Committee may take such further action, if any, on any item of correspondence, as it deems appropriate. Any Board member may at any time request and review a log of all correspondence received by the Corporate Secretary that is addressed to the Board (or any individual members thereof), and may obtain from the Corporate Secretary copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are to be immediately brought to the attention of the chairperson of the Audit Committee, to be thereafter handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Leadership Structure

Since 2001, the Company’s Chief Executive Officer has also served as Chairman of the Board. The Board believes that it is in the best interests of the Company and its shareholders to place Board leadership in one person. This leadership structure helps avoid ambiguity about who is accountable, and also enables the Chairman to have extensive knowledge of the Company’s operations and strategies. During the period that the Chairman has acted in the role of full-time CEO, he has developed significant knowledge of the Company’s complex multi-faceted operations and the highly-regulated environment in which it operates. The Board believes that this dual role of Chairman—CEO helps assure that the Chairman has, at all times, current and complete information of all matters relevant to the Board.

The Company’s Corporate Governance Guidelines provide that the chairman of the Company’s Governance Committee should preside at the periodic meetings of the Company’s “independent directors” (as such term is defined in applicable regulations). Since 2003, the chairman of the Governance Committee has presided at such independent director meetings. In his role as presiding director, the chairman of the Governance Committee has acted as a liaison between the independent directors and the CEO and other members of senior management, has held periodic meetings with the CEO on behalf of the independent directors to discuss matters of importance to the independent directors, and has acted as an informal spokesman for the independent directors. The Board believes that this presiding director arrangement is effective and appropriate because it facilitates communications among Board members and senior management, and ensures that any questions, comments, concerns or recommendations of the independent directors (and the Board in general) are discussed with the senior executives of the Company.

Board’s Role in Risk Oversight

The role of the full Board in risk oversight has two fundamental elements: (1) to ensure that management of the Company has implemented an appropriate system to manage risks by identifying, assessing, mitigating, monitoring and communicating about risks; and (2) to provide effective risk oversight directly or through one or more Board committees.

The Board believes the first element of its risk oversight role is fulfilled through the Company’s extensive risk management program (the “Enterprise Risk Management Program”) designed to identify, monitor, report and control the Company’s risks, which are broken down into eleven separate categories deemed relevant to the Company and its business operations. The Enterprise Risk Management Program is administered by the Company’s Chief Risk Officer who reports to the Board, the Audit Committee and the Company’s Chief Financial Officer and Chief Administrative Officer.

The second element of the Board’s oversight role is fulfilled primarily by the full Board receiving, at each Board meeting (and between meetings if events or circumstances so warrant) a written and oral report from the Chief Risk Officer and other executive officers on the status of each category of Company risk and on the Company’s overall risks, as well as any material changes or developments in any risk profiles or experiences. The Board also periodically reviews regulatory examination reports of the Company’s affiliate banks, to remain informed on issues and observations raised by the Office of the Comptroller of the Currency regarding the risk categories of the Company, specifically including compliance risk, credit risk and operations risk.

In addition to the full Board’s direct oversight, the Audit Committee has been directed in its Charter to review and evaluate the Company’s policies and practices with respect to risk assessment and risk management, including the Company’s major financial risk exposures and steps taken by management to monitor and control such exposures, as well as the Company’s litigation management process and insurance management process. The Charter also directs such Committee to oversee the Company’s compliance with laws and regulations relating to financial reporting and tax matters, and to evaluate the adequacy of the Company’s financial reporting and business process controls. The Audit Committee provides a full report of its activities to the full Board at each Board meeting. Also, the Company’s Compensation Committee is directed in its Charter to review, and report to the full Board on, the extent, if any, that the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has met and held discussions, including separate executive sessions, with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with management and the independent auditors performing the Company’s audits prior to public release of each announcement.

The Audit Committee received from the independent auditors the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence, describing all relationships between the independent auditors and the Company that might bear on the independent auditors’ objectivity and independence, and satisfied itself as to the independent auditors’ independence. The Audit Committee determined that the independent auditors’ provision of non-audit services to the Company was insignificant in amount and compatible with the independent auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent auditors and the internal auditors, their respective audit plans, audit scope, and identification of audit risks.

The Audit Committee reviewed and discussed with the independent auditors, the matters required to be discussed under the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T as may be modified or supplemented.

The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2009, and has discussed them with management and with the independent auditors.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Audit Committee has also selected Deloitte & Touche LLP as the independent auditors for the Company and its subsidiaries for 2010. The Board has concurred in that selection and has presented the matter to the shareholders of the Company for ratification.

Theodore M. Armstrong, Chairman
John H. Mize, Jr.
Nancy K. Buese
Kris A. Robbins
Kevin C. Gallagher

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of the Company’s 2009 compensation for the five Named Executive Officers (the “Executives”) identified in the “2009 Summary Compensation Table” set forth below.

Executive Summary of 2009 Executive Compensation Actions

When the Company’s Compensation Committee conducted its annual review of Executive salaries for 2009, it elected to not increase the salaries of any of the Executives. This decision was based, in part, on the unprecedented turmoil in the financial services sector of the economy, as well as on management’s request that any potential increases in the salaries of the Company’s top tier of executives (including the Executives) be deferred until the economic situation was improving and the Company was in a better position to predict its future financial performance. In November 2009, the Compensation Committee did however increase the salary of one of the Executives, Mr. Hagedorn, by approximately 3% in recognition of his acceptance, at that time, of additional responsibilities as the Company’s Vice Chairman and Chief Administrative Officer. Cash awards under the Company’s 2009 short-term incentive compensation program (the “2009 Short-Term Program”) established under the Company’s Short-Term Incentive Compensation Plan (“Short-Term Plan”) were awarded the Executives in February 2010 in recognition of their 2009 service at levels approximately 7% to 21% above target levels, based on 2009 Performance Scorecard results that ranged between 97% and 105% of target levels for the respective Executives, and subjective discretionary increases of 9% to 15%, based primarily on strong 2009 Company financial performance and the specific roles that the respective Executives played in facilitating such performance. The Compensation Committee made equity grants in 2009 under the Company’s 2009 long-term incentive compensation program (the “2009 Long-Term Program”) established under the Company’s Long-Term Incentive Compensation Plan (“Long-Term Plan”), based on the same formulas and basis used during the prior two years, primarily because the Compensation Committee believed that such grant levels and formulas had provided effective incentives for the Executives during the prior years. Additionally, the Compensation Committee made special grants of service-based restricted stock to two of the Executives, Mr. deSilva and Mr. Hagedorn, in mid-year, to aid in the Company’s efforts to retain these individuals. Although many companies in the financial services sector had significant deterioration in profits in 2009, the Company’s performance was comparatively strong throughout the year with profits that were 3.6% over budget. The Compensation Committee’s compensation decisions made during 2009 were, however, somewhat influenced by general economic conditions. The likelihood of a continuation of weakened economic activity, and the comparative performance of the Company was one of the factors considered by the Compensation Committee in setting performance targets and making other compensation decisions for the Executives in 2009 and 2010.

Compensation Philosophy

The Company’s compensation philosophy is to (i) provide the Executives a market-based salary to enable them to meet current income needs, (ii) offer overall competitive compensation packages that are sufficient to attract, retain and motivate the Executives to perform at consistently higher levels, (iii) tie the Executives’ annual and long-term cash and equity-based incentives to the achievement of measurable individual, business unit and Company-wide performance goals and the successful execution of Company strategies, and (iv) align the Executive’s incentives with shareholder value creation. To achieve these objectives, the Committee implemented and maintained total compensation packages for the Executives for 2009 that were designed to be generally competitive with the compensation packages offered by the Company’s peer group and the broader market of competitors for the Company’s talent pool, taking into account each Executive’s performance, Company-wide performance, and other relevant circumstances. The Company’s Performance Scorecard that was used to measure the Company’s performance during 2009 included the following five measures: net “core” income, total non-interest income, net-charge-offs as a percentage of average loan balances, customer satisfaction scores, and associate satisfaction scores. In determining the “core” earnings and other measurements of the Company’s financial performance (for purposes of determining whether performance standards used in its 2009 Short-Term

Program and 2009 Long-Term Program were achieved), the Compensation Committee made adjustments to its earnings and financial performance (as they are reported under generally accepted accounting principles) to eliminate extraordinary events such as losses/gains relating to the sale of branches or other assets, business acquisition costs and certain severance costs.

In 2005, the Compensation Committee implemented what it believed to be modest equity and cash incentive programs (compared to the programs used by those companies in its peer group) in an effort to improve the competitiveness of the compensation associated with its Executive positions and retain its strongest performers. The programs primarily used a number of objective performance measurements that are applied at the end of each calendar year (in the case of annual programs) or at the end of each multi-year period (in the case of multi-year programs), to determine a base level of awards, with the Compensation Committee retaining the discretion to make such additional adjustments (if any) as it deems necessary to properly reward and motivate the Executives. As the Company’s financial performance has improved over the past four years, the awards earned by the Executives under the above incentive programs have increased (primarily as a result of improved Company financial performance and achievement of predetermined performance goals, and not as a result of any change in the formulas or computational methodology used in the programs), and accordingly their total compensation packages have grown. The Compensation Committee believes that such a result is desirable and in the best interest of the Company’s shareholders, as it truly represents “pay for performance.”

Executive Compensation Consultant

The Compensation Committee utilizes an independent executive compensation consultant (the “Consultant”) to provide ongoing advice, research and analytical services relating to the design and components of the Company’s Executive compensation programs. The Consultant reports directly to the Compensation Committee, and the data and consultation provided by it is rendered for, and provided to, the Compensation Committee. Funds for the payment of the Consultant’s fees are provided by the Company, at the Compensation Committee’s direction. Hewitt Associates, LLC served as the Compensation Committee’s Consultant from 2005 through April 22, 2008. The Compensation Committee then hired Hay Group, Inc., the current Consultant. Representatives of Hay Group, Inc. attended, in person or by teleconference, each of the Compensation Committee’s three meetings during 2009.

In 2009, as in prior years, the Compensation Committee asked the Consultant to provide it with ongoing consultation regarding the Company’s Executive compensation philosophy, to provide peer-group and industry survey executive compensation data, to assist it in developing evolutionary changes to its Executive compensation incentive programs, and to annually evaluate and offer recommendations relating to the Company’s Executive and Board compensation practices and programs. Representatives of the Consultant have periodically met with the Compensation Committee and key members of management to stay current on the Company’s business operations, strategy, key performance metrics and goals, as well as the markets in which it competes. Although the Compensation Committee receives information and recommendations from the Consultant as a part of its evaluation of elements of Executive compensation, all decisions on all such matters are made solely by the Compensation Committee. In order to maximize the independence of such Consultant, the Company adopted a policy in 2010 that the Consultant can be engaged by Company management to provide additional services to the Company only if the Committee approves each such engagement in advance; provided however that no such advance approval is required if the aggregate fees for such additional services do not exceed $120,000 during any calendar year. No such engagements of the Consultant by Company management were made in 2009, irrespective of amount.

At the Compensation Committee’s request, the Consultant provided assistance in reviewing and updating the Company’s Executive compensation competitive peer group. A detailed description of the recommendations made by the Consultant, and the selection criteria used by the Compensation Committee with respect to a revised competitive peer group, is identified in “Compensation Components—Salary” below. In 2009, the Consultant utilized the revised peer group data to perform an analysis of competitive compensation levels in order to provide information and advice to the Compensation Committee with respect to, among other matters, the level and mix of the Company’s Executive salaries, and long-term and short-term incentive compensation grants. The Consultant provided data and analysis of Executive compensation trends, and of the salary ranges and other compensation elements paid by the Company’s peer group and the industry generally for executives serving in positions comparable to those of the Executives. The Consultant helped the Compensation Committee evaluate the reasonableness of proposed performance targets and the duration of vesting schedules used under the Company’s 2009 Long-Term Program, as well as the makeup of scorecards used in its 2009 Short-Term Program. The Consultant reviewed and commented on each proposed adjustment to the Executives’ salaries, the level and mix of equity components granted under the 2009 Long-Term Program, and the performance standard used in that Program.

Compensation Components

The Company’s primary compensation components are:

•	Salary

•	Annual cash incentive compensation awards under the Company’s Short-Term Plan

•	Equity incentive compensation grants under the Company’s Long-Term Plan, consisting of non-qualified stock options, service-based restricted stock, and performance-based restricted stock

•	Benefits

•	Perquisites

The Compensation Committee has the exclusive power to establish all elements of compensation for the Executives. The Consultant, the Company’s Chief Executive Officer (“CEO”) and the Company’s internal compensation department provide information and recommendations to the Compensation Committee regarding proposed compensation for all Executives; provided however that the CEO and the Company’s Chief Operating Officer (“COO”) do not provide information or recommendations as to, or participate in the establishment of, their own respective compensation packages. The information considered by the Compensation Committee includes data developed internally by the Company and by the Consultant, input from management, and evaluations by the CEO for each of the other Executives. The Consultant, the Executives, and other members of Company management provide input to the Compensation Committee regarding the design and content of each multi-year Long-Term Program and each annual Short-Term Program established by the Compensation Committee under the Long-Term Plan and Short-Term Plan, but all decisions on the design of such Programs, selection of participants, level of awards, and other features are ultimately made by the Compensation Committee.

In making compensation decisions, the Compensation Committee takes into account, among other factors, the Company’s current financial and business performance, and each of the performance measurements included in the Company’s Performance Scorecard (see “Annual cash awards under the Short-Term Plan”). It also considers how the Company’s performance compares with that of its peer group, trends and significant changes, circumstances unique to the Company, the Executive’s Divisional Performance Scorecard (if any) and his respective individual performance as well as that of any specific division or area over which he has primary responsibility, and peer-group compensation data and recommendations of the Consultant. The Compensation Committee intends that there be a general correlation between the relative scope of an Executive’s responsibilities, and the extent to which his incentive compensation targets are tied to Company-wide performance levels. The Compensation Committee annually considers the aggregate value of all compensation elements for each Executive, to determine whether the total compensation granted to such Executive, as well as the payments or vesting of equity awards that may arise from future contingent events such as a change in control, are reasonable and appropriate.

In considering the levels and “mix” of compensation components to be provided to the Executives each year, the Compensation Committee reviews a tally sheet prepared by the Company’s compensation group that reflects, for each individual Executive, the values of each compensation component awarded to him in the prior year, and the cumulative value of prior equity awards that have not yet been realized (e.g., unvested or unexercised options, restricted stock that is still subject to potential forfeiture, and potential cash and equity that the Executive might receive in the event of his death, disability, qualified retirement or a change in control of the Company). This information enables the Committee to better evaluate how effective any future equity-based incentive awards are likely to be in light of the amount of the grants already held by the Executive, and to make compensation decisions and evaluate recommendations based on a more complete analysis of an Executive’s total compensation and potential rewards.

Salary. Each year, the Compensation Committee establishes salaries for the Executives. The Compensation Committee intends that salaries will meet the median salary practices of the Company’s peer group and enable Executives to meet current income needs. In reaching its decisions on any adjustments or changes to such salaries, the Compensation Committee reviews and considers the Company’s financial results and other performance data for the prior year, the roles that the Executives played in accomplishing improvements in the Company’s performance, the salaries and other compensation of the Executives compared to general market and peer group salary data, the level of compensation being provided to other Company executives, the level of salary that is necessary in order to continue to retain the Executives, the recommendations of the Consultant, and the respective Executive’s relative ranking in the following six areas of value: performance, capabilities, autonomy, strategic perspectives, marketability and criticality. The Compensation Committee believes that these attributes are important measurements of the Executive’s value and of the Company’s need to retain the Executive. The CEO provides the Compensation Committee with rankings of the Executives in each of these six areas (for all Executives other than himself). The Compensation Committee itself determines the rankings for the CEO.

The peer group used by the Compensation Committee in 2009 was developed with the assistance of the Consultant. In determining the appropriate peer group, the Consultant recommended the use of the following primary peer group evaluation criteria; company size (as reflected by total assets) and companies with the same or similar Standard Industry Classification (SIC) code. Additional items that were considered in evaluating prospective peer-group companies include the following: country of domicile, status as a publicly-traded company, annual revenues, and total number of employees. Finally, the Committee reviewed the following selected financial criteria to identify outliers among the prospective peer companies: credit loss reserves as a percent of outstanding loans, non-performing assets as a percentage of total assets, Tier 1 and Total Capital ratios, Standard & Poors Financial Institution Credit Ratings, and TARP participation. Companies constituting the 2009 peer group were:

Bancorpsouth Inc.	National Penn Bancshares Inc.
BOK Financial Corp.	Old National Bancorp
Boston Private Financial Holdings	Susquehanna Bancshares Inc.
City National Corp.	Trustmark Corp.
Commerce Bancshares Inc.	Valley National Bancorp
Cullen/Frost Bankers, Inc.	Webster Financial Corp
First Citizens Bancshares	Whitney Holding
First Midwest Bancorp Inc.	Wintrust Financial Corp
FirstMerit Corp.

During the first quarter of each year, the Compensation Committee conducts an annual review and adjustment of the salaries of its top-level executives. It considers the performance of the Executives and the Company, peer group salary data, Hay Group survey data and other categories of information (including input from its Consultant). At its 2009 annual salary review, the Compensation Committee decided to defer any salary increases for the Executives because of the existing economic climate and the recommendation that management had submitted (see “Executive Summary” above). No decreases in the Executives’ salaries were indicated by a consideration of the factors and considerations (described above) utilized by the Compensation Committee in its annual salary reviews of the Executives, and thus, no changes were made in the salaries of the Executives in 2009 except for a planned two-stage reduction in the salary of one executive (who was a named Executive in the Company’s April 21, 2009, Proxy, but is not a named Executive in this Proxy) during the year, and a 3% increase in the salary of Michael D. Hagedorn made in November 2009 because of the additional responsibilities that he assumed in connection with his promotion at that time to Vice Chairman and Chief Administrative Officer of the Company. Such increase was supported with peer-group data, survey data, and the recommendation of the Consultant.

Annual cash awards under the Short-Term Plan. The Compensation Committee uses cash incentive compensation awards under the Short-Term Plan for the purpose of motivating the Executives to achieve, and exceed, their individual annual goals and target performance levels as set out in their respective performance scorecards (“Performance Scorecards”) and in otherwise supporting the realization of the Company’s key strategies, as approved by the Compensation Committee under the respective Short-Term Program. In making these awards, the Compensation Committee’s philosophy is to “pay for performance.” The awards are granted in the form of cash because it is believed that the short-term cash is needed to help Executives meet current income needs (including their payment of taxes on the non-cash elements of their compensation packages). Because the awards are contingent upon the Executive’s performance, the Compensation Committee believes that they align the Executive’s financial interest with that of the shareholders and the Company as a whole.

In the first quarter of each year, the Compensation Committee annually establishes and approves a Short-Term Program for that year. Approximately 110 of the Company’s top-level associates (including the Executives) participated in the 2009 Short-Term Program, which provided a target cash award for each participant based on a specified percentage of his/her salary, such percentage being determined by reference to the recommendations of the Consultant, peer group data, and the tier in which the respective participant has been categorized by the Company (based on his/her respective responsibilities and accountabilities). For 2009, the Compensation Committee established the following target cash awards (expressed as a percentage of year-end salary) for each of the Executives: 50% for each of Messrs. Kemper, Hagedorn, and deSilva, and 40% for Mr. Wendel and 30% for Mr. Rilinger due to the more focused scope of the latter two Executives’ responsibilities. The portion, if any, of the Executive’s target cash award that he/she would actually receive was ultimately dependent upon the extent to which the performance standards set out in his/her applicable Performance Scorecards (which, depending upon the individual Executive, was either the “Company Performance Scorecard” or a “Divisional Performance Scorecard,” as described below) were achieved during the year, and the judgment of the Compensation Committee as to the performance of the respective Executive. If achievement of the performance standards was in excess of the target levels specified in the Performance Scorecard, the participant’s potential cash award could be increased by up to 50%, and if such achievement was below such target levels, then the potential cash award could be decreased by up to 50%. In all cases, the Compensation Committee had discretion to make adjustments to the awards.

For use in the 2009 Short-Term Program, the Compensation Committee established a Company-wide scorecard (the “Company Performance Scorecard”), setting forth Company-wide annual performance standards based on the 2009 business plan and budget approved by the Board of Directors, and five of the Company’s key strategic objectives. The 2009 Company Performance Scorecard contained the following Company-wide performance levels, each of which was weighted to take into account its respective impact on the Company’s overall performance:

Strategic Objective	Measure	Target	Actual
Drive profitable growth	Net core operating income ($)	$86,378,081	$93,799,892
Accelerate fee business growth	“Core” noninterest income ($)	$324,798,147	$325,247,189
Maximize efficiencies	Net charge-offs to average Loans (%)	0.38%	.46%
Provide the ultimate customer experience	Customer satisfaction score (%)	69%	58.5%
Provide the ultimate customer experience	Associate satisfaction survey (%)	84%	84%

The 2009 Company Performance Scorecard differed from that used in prior years, in that it contained a reduced number of metrics (reduced from 11 to 5) and more strongly emphasized the importance of financial elements (as opposed to operational metrics). The Compensation Committee intended that the 2009 Company Performance Scorecard include performance objectives that were significantly challenging, taking into account the uncertainties then present in the financial services industry and world economy in general, but achievable if the Executives and other senior and operating management met or surpassed their business and unit goals and objectives. The Compensation Committee believed that it was in the best interests of Company shareholders to align the Executives’ objectives with the business plan and performance standards on which the Company Performance Scorecard was based. The Compensation Committee used the Company Performance Scorecard as the exclusive set of performance standards for Messrs. Kemper, deSilva, Hagedorn and Rilinger, because of the Company-wide nature of their duties and accountabilities, and because the Compensation Committee believed that the Company’s overall performance is driven in significant measure by their individual performances. Because Mr. Wendel’s responsibilities were heavily focused on the Asset Management Division, a Performance Scorecard (“Divisional Performance Scorecard”) that included individual performance standards applicable to that Division was used for Mr. Wendel. It measured a weighted combination of (i) the Company’s “core” net operating income (the target and actual levels being set out in the above chart) and (ii) the following goals and performance levels applicable to the Asset Management Division, the target and actual levels being set forth below:

Measure	Target	Actual
Net flows to mutual funds	$500,000,000	$1,018,998,136
Net new fees	$3,668,102	$3,042,274
Total deposits	$346,984,996	$483,409,921
Direct net income before provision or tax	$49,871,836	$41,896,150
Net operating income	$86,378,081	$93,799,892
Customer satisfaction score	79%	63%
Associate engagement survey	83%	82%

The Compensation Committee believed that Mr. Wendel’s Divisional Performance Scorecard should include such Division goals and objectives, because he had primary control of, and responsibility for, that Division.

During the first quarter of 2010, the Compensation Committee reviewed the Company and Divisional performance data for the 2009 calendar year, and used such data to determine the extent to which the performance standards set out in the Company Performance Scorecard and (where applicable) the Divisional Performance Scorecard had been accomplished. Some of the financial standards and measurements included in the Company Performance Scorecard were based on “core” results of the Company, to ensure that any award would represent the underlying growth of the core business of the Company and not be artificially inflated or deflated by extraordinary items—either in the award year or a prior year to which comparison was being made. When determining the scores on the Company Performance Scorecard, the Compensation Committee made adjustments to its earnings and financial performance (as reported under generally accepted accounting principles) to eliminate extraordinary events such as losses/gains relating to the sale of branches or other assets, business acquisition costs and certain severance costs The net effect of the adjustments resulted in the Company’s net 2009 “core” earnings being increased from reported earnings by the sum of approximately $4.3 million. The Company’s actual performance against the targets set out in the Company Performance Scorecard (which was used with respect to all Executives except Mr. Wendel) is set forth in the “Actual” column of the first of the two tables set out above. The targets and actual performance under the Divisional Performance Scorecard (which was used with respect to Mr. Wendel) is set forth in the second of the two above tables.

The Compensation Committee then used the Performance Scorecard results to compute the mathematical percentage of each Executive’s target award that would be payable based solely on such computations (such sums are set forth in the “Computed Award” column in the chart below). After analyzing those numbers, the

Compensation Committee concluded that the computed number alone did not, however, fully reflect the performance of the Company (particularly after considering the difficult economic climate in which all financial institutions operated during 2009, and the comparative performance of its peer group and the financial services industry generally), and the contributions that the Executives had made in accomplishing such performance. The fact that the Company exceeded its target “core” profitability goal by a significant amount (particularly in light of the operating climate) was an important consideration for the Compensation Committee’s conclusion. The Compensation Committee concluded that in the case of each of the Executives, the rewards computed solely on the specified measurements needed to be increased in order to provide a total award that was sufficient to reward and fully motivate them to continue to remain with the Company and improve their level of performance. In the case of Mr. Wendel, his increase was also based on the additional responsibilities he assumed in 2009 for the Company’s new Personal Financial Services Division, and because of the strong performance of the Asset Management Division in 2009, specifically including significant gains in the level of non-fee income. Thus the Compensation Committee increased the sums payable to the Executives, each such adjustment being deemed to be fair and necessary, based on its subjective judgment and an analysis of the Company’s exceptional 2009 net operating income performance, low loan charge-offs relative to the industry, and the average discretionary adjustments made to 2009 bonuses below the Executive level. The discretionary increases made by the Committee are set forth in the “Discretionary Adjustment” column of the table below:

Name	2009 target award (12/31/09 salary x percentage)	2009 Performance Scorecard percent	Computed Award (column 2 x column 3)	Discretionary Adjustment	2009 actual award	2008 actual award	2007 actual award
J. Mariner Kemper	($275,000 550,000x50%)	105.22	$289,355	$43,403	$332,758	$407,319	$275,000
Michael D. Hagedorn	($$155,000 310,000x50%)	105.22	$163,091	$24,463	$187,554	$222,174	$150,000
Peter J. deSilva	($$270,000 540,000x50%)	105.22	$284,094	$42,614	$326,708	$399,913	$270,000
Clyde F. Wendel	($$140,000 350,000x40%)	97.51	$136,514	$13,651	$150,165	$165,365	$145,000
Dennis R. Rilinger	($$86,775 289,250x30%)	105.22	$91,305	$8,695	$100,000	$128,528	$90,000

After making such adjustments, the Compensation Committee then approved the 2009 Short-Term Program awards set out in the “2009 Actual Award” column above. For comparison purposes, the awards made to the Executives under the Short-Term Plan for the years 2007 and 2008 are also set forth in the above table.

Equity grants (options and restricted stock) under the Company’s Long-Term Plan. The Compensation Committee uses equity awards under the Long-Term Plan to reward and encourage the Executives’ continued service and multi-year commitments to the accomplishment of long-term strategies. The Compensation Committee also uses these awards to help attract, retain and motivate the Executives. The Compensation Committee believes these awards expose Executives to the risks of downside stock prices and motivate them to build and maintain higher sustained earnings, shareholder value and stock prices. Grants of options under the Long-Term Plan are used to motivate the Executives to perform in a manner that will support increases in the Company’s stock price, since such grants are of value only in the event of such increases. In deciding whether to use cash or non-cash compensation components, the Compensation Committee considers the size of the Executive’s existing equity holdings (including restricted stock and options), the Executive’s current income needs, the tax expense that an Executive incurs in connection with the vesting or exercise of equity-based compensation, and the tax consequences for the Company.

The Compensation Committee’s decision to use grants of restricted stock that contain a performance-based element is influenced in part by the provisions of Section 162(m) of the Internal Revenue Code, which prohibits companies from taking a tax deduction for certain compensation paid in excess of $1 million to any Executive.

However, performance-based compensation, as defined in the tax law, is fully deductible if the compensation plan is approved by shareholders and meets certain other requirements. The Committee structured the Long-Term Plan (and its annual awards of performance-based restricted stock and non-qualified stock options made thereunder) such that it believes that the compensation reflected by such awards should qualify as performance-based compensation under Section 162(m) and will thus be deductible. As a result, the Compensation Committee believes that all but a relatively small portion of the compensation granted to Mr. Kemper and Mr. deSilva in 2009 will be deductible. The Compensation Committee anticipates that it may in the future approve new or additional compensation that will not meet deductibility requirements, if it concludes that such compensation is necessary to ensure competitive levels of compensation for the Executives, or is otherwise in the best interest of the Company.

Each year the Compensation Committee establishes a multi-year equity-based Long-term Program under the Long-Term Plan. The Compensation Committee determines which Executives will participate, and establishes a dollar target benefit for each Executive, based on a percentage of the Executive’s beginning-year salary. The Compensation Committee establishes the percentage-of-salary levels for participants after considering data provided by the Consultant, peer group data, the scope and overall importance of the Executive’s responsibilities, and the “tier” to which the position of the Executive has been assigned under the Program. The Compensation Committee also considers the Company’s size, performance, and profitability.

For 2009, the Compensation Committee set the following percentage-of-salary target amounts for the Executives:

J. Mariner Kemper	100%
Michael D. Hagedorn	70%
Peter J. deSilva	100%
Clyde F. Wendel	50%
Dennis R. Rilinger	50%

The 100% level was deemed appropriate for Mr. Kemper and Mr. deSilva because of the importance of their leadership and criticality in implementing the Company’s multi-year plans. The lower level selected for Mr. Hagedorn reflected the more focused impact that he was expected to have on those plans, due to his specific scope of responsibility. The level selected for Mr. Wendel was based on his principal responsibility for a large division of the Company that was deemed to be strategically important, the increase in the scope of his responsibilities for 2009, and the need for his retention. The percentage selected for Mr. Rilinger reflected his responsibilities for Company-wide legal matters, including a number of acquisitions that the Company made during the prior year.

The target benefit amount for each respective Executive was granted in the form of three different awards: a performance-based restricted stock award, a service-based restricted stock award, and a service-based non-qualified stock option award. The mix of these awards in 2009 was designed (i) to encourage retention of the Executive (through the use of the service-based restricted stock), (ii) to put a portion of the Executive’s compensation at risk and subject to achievement of specified performance objectives (through the use of the performance-based restricted stock), and (iii) to motivate the Executive to perform in a manner designed to increase the price of the Company’s stock (through the use of the non-qualified stock options). The selection of the three awards and the mix used in 2009 was generally the same as was used in the Compensation Committee’s 2007 and 2008 programs, and was determined by the Compensation Committee based generally on how the awards relate to the objectives and performance that the Long-Term Plan was designed to incent and reward, and on the mix of similar types of awards being offered generally by other financial institutions competing for the Executives’ talent. The Compensation Committee received specific input on this issue from the Consultant, including peer group data.

The mix of awards for Mr. Wendel and Mr. Rilinger differed from that of the other three Executives (who make up the Company’s Executive Committee) who have a strong influence over Company-wide performance. The award for Mr. Wendel was designed to provide a slightly higher “retention” incentive for him; it thus included a slightly higher portion of service-based restricted stock and slightly lower portion of performance-based restricted stock. The award for Mr. Rilinger contained a slightly higher portion of service-based restricted stock (with a proportionally lower portion of performance-based stock) in recognition of his lesser direct impact on Company profitability, and the desire to provide additional retention. The annual grants made to all participants (including the Executives) in the 2009 Long-term Program were made on February 13, 2009, and the mix and initial value of such grants to the Executives are reflected below:

		Service-based restricted stock		Performance-based restricted stock		Non-qualified stock options
Name	Dollar benefit target (as % of 1/1//09 salary)	% of total target	Value at date of grant	% of total target	Value at date of grant	% of total target	Value at date of grant
J. Mariner Kemper	($$550,000 550,000 x 100%)	25%	$137,500	40%	$220,000	35%	$192,500
Michael D. Hagedorn	$210,000 ($300,000 x 70%)	25%	$52,500	40%	$84,000	35%	$73,500
Peter J. deSilva	($$540,000 540,000 x 100%)	25%	$135,000	40%	$216,000	35%	$189,000
Clyde F. Wendel	$175,000 ($350,000 x 50%)	30%	$52,500	35%	$61,250	35%	$61,250
Dennis R. Rilinger	$144,625 ($289,250 x 50%)	30%	$43,388	35%	$50,619	35%	$50,619

In addition to the above grants in May 2009, the Compensation Committee awarded a special grant of service-based restricted stock under the 2009 Long-term Program to Mr. deSilva (3,928 shares) and to Mr. Hagedorn (1,454 shares), each with a three-year cliff vesting schedule. The Compensation Committee made these grants as a retention device, based on a conclusion that retention of both Executives was critical to the long-term success of the Company, and that there was a significant and aggressive current market for their specific skills, abilities and talents. Also, on October 29, 2009, the Compensation Committee awarded a special grant of service-based restricted stock under the 2009 Long-Term Program to Mr. Wendel (8,476 shares) with a three-year cliff vesting schedule. The Compensation Committee made this grant as a retention device, based on its conclusion that such action was necessary in order to induce Mr. Wendel to undertake for an extended period the substantial additional responsibilities associated with his promotion as head of the newly-created Personal Financial Services division that contains the business of the Asset Management Division, as well as that of the Consumer Division.

The schedule and manner in which each of these three awards “vest” (become free of restrictions and potential forfeiture) is described below. Absent certain circumstances specified in the award agreements, none of the grants of options or restricted stock vest until the end of the third year after the year of the grant. The Long-Term Plan was first implemented in 2005, and thus the first tranche of grants awarded to the Executives in that year vested in 2008, the second tranche vested in 2009, and the remaining tranche is scheduled to vest in 2010. The first tranche of the 2006 awards vested in 2009, the second tranche in 2010 and the remaining tranche is scheduled to vest in 2011. The first tranche of the 2007 awards are scheduled to vest in 2010, with the two remaining tranches scheduled to vest in 2011 and 2012. The Compensation Committee has the discretion to make downward adjustments (but not upward adjustments) to an Executive’s awards as they vest under the Long-Term Plan, but has never yet exercised such discretion. Dividends payable on all restricted stock granted to the Executives are used to purchase additional shares of the Company’s common stock which become part of the restricted stock grant on which such dividends are paid, and become subject to the same restrictions and vesting schedule as the initial restricted stock grant itself.

Performance-based restricted stock grants. These grants of Company stock do not vest until the end of a specified multi-year period, and then only if, and to the extent that, a specified Company-wide multi-year financial performance standard (chosen and approved by the Compensation Committee at the time the grant was made) has been achieved. At the end of the multi-year period, the Compensation Committee determines whether, and to what extent, the performance standard has been met, and how many of the performance-based restricted shares have thus vested (are absolutely owned by the Executives free of any further risk of forfeiture), and how many shares have thus been forfeited.

Grants of performance-based restricted stock made to the Executives in 2007 (such grants being scheduled to vest at the end of fiscal year 2009) used a three-year (2007–2009) Company “core” earnings-per-share (EPS) target of $5.40, with a threshold level of $4.86. In establishing the $5.40 target, the Compensation Committee used the budgeted 2007 core EPS (based on the 2007 budget and business plan that had been approved by the Board of Directors), and then projected aggressive but attainable growth rates for the years 2008 and 2009. It concluded that the Company’s ability to reach the target level would require substantial improvements in the financial and operational performance of the Company, and that accomplishing such improvements would be difficult for the Executives. It also believed that the threshold level of $4.86 (equal to 90% of the target level) represented a challenging goal, and used such percentage as a floor below which no vesting of the Executives’ grants of performance-based restricted stock would vest. In January 2010, the Compensation Committee reviewed the Company’s 2007–2009 financial results and certified that the Company had achieved the three-year (2007 through 2009) target performance level applicable to the performance-based restricted stock that had been granted to the Executives in 2007. In reaching such determination, it made relatively minor adjustments to the GAAP EPS results for such three-year period, in order to reflect a “core” profitability of the Company for the three years that would not be artificially inflated or deflated by extraordinary items. The adjustments made by the Compensation Committee related to extraordinary gains or losses related to the Company’s sales of non-earning assets, sales of branches or other businesses, business acquisition costs, severance costs and certain litigation costs. All such adjustments were consistent with the adjustment methodology provided for in the 2007 Long-Term Program. The Compensation Committee also noted that the Company’s 2007-2009 EPS (irrespective of whether it was computed on a generally accepted accounting principles basis, or on a “core” basis) exceeded the 2007 Long-term Program target performance standard. In connection with its certification of the satisfaction of the performance standard, the Compensation Committee confirmed, on February 18, 2010, that the restrictions on the shares of performance-based restricted stock issued to the Executives under the 2007 Long-Term Program in 2007, had terminated.

Service-based restricted stock grants. These grants of Company stock do not vest (in whole or part) until the Executive has completed a specified number of years of continuous service with the Company (in most cases, full vesting at five years with partial vesting beginning at three years). The Compensation Committee makes these grants primarily to help retain the Executives. In establishing such grants and vesting schedules, the Compensation Committee takes into account relevant market and peer group data regarding long-term incentive practices and award levels for executive positions.

Service-based non-qualified stock options. These option grants give the Executives the right to purchase Company stock at a price equal to its closing market price on the date the option was granted, but the options cannot be exercised until they have vested as a result of the Executive’s completion of a specified number of years of continuous service with the Company (full vesting at five years, with partial vesting beginning at the conclusion of three years). The values of these grants are related to the Company’s stock price. The Compensation Committee uses these grants to link Executive’s interests with those of shareholders.

In granting options, the Compensation Committee utilizes the Black-Scholes model and the fair market closing price as of the date the grant is made. Executives have had no input or role in establishing the date on which such grants are made. The Compensation Committee has not selected a grant date so as to provide an advantage to the recipient because of actual or anticipated public disclosures of material positive or negative information relating to the Company, or any other information that would be likely to affect the value of options.

The Compensation Committee grants awards to the Executives generally on the same date that grants are made to other employees of the Company. The Compensation Committee has adopted a policy under which normal grants under the annual Long-Term Programs are to be made, whenever possible, after the expiration of any insider-trading blackout announced by the Company to its Executives. The Compensation Committee has not delegated any power to Company management to grant equity-based compensation to any Executive or to any other employee of the Company; it has however adopted procedures under which the Committee chairman or his designee is authorized to approve, on behalf of the entire Compensation Committee, limited grants of equity-based compensation in order to facilitate the hiring of a new officer or in order to retain an “at risk” officer who is being recruited by a competitor for the Company’s talent. Such delegation is however not applicable to any grant to any of the Executives.

Deferred Compensation Plan. In October 2008, the Compensation Committee approved the UMB Financial Corporation Deferred Compensation Plan under which a select group of highly compensated employees (including the Executives) may, at their election, defer a portion of their compensation payable for the calendar year 2009 and/or each year thereafter. At the election of the participant, the deferral may be until the occurrence of a specified date or until retirement or termination. For each deferral by an Executive, the Company undertakes an unsecured obligation to pay the deferred sum at the designated deferral date(s), together with a rate of return on such sum equal to the yield produced by the specific mutual fund selected by the Executive from the group of mutual funds available in the UMB Financial Corporation Profit Sharing and 401(k) Savings Plan, for the designated period(s). The Compensation Committee adopted the plan to promote retention of select highly-compensated employees, including the Executives, by offering them the ability to defer the receipt of taxable income until retirement or the occurrence of other significant events. The plan applies only to compensation earned by the participants after January 1, 2009. All of the Executives were eligible to participate in the Plan during the calendar year 2009, and two of them elected to defer relatively small portions of their compensation otherwise payable in 2009. The Company does not match any such deferrals.

Benefits. The Company’s Executives receive standard benefits, including health insurance, 401(k) plan matching contributions, and profit sharing contributions. The Compensation Committee benchmarks these benefits against those of the peer group companies. Such benefits are offered to all Company employees who meet the minimum service requirements and are provided equally to all Company associates, except to the extent that they are based pro rata on the respective associate’s salary (e.g., the level of disability insurance coverage provided).

Perquisites. The Compensation Committee offers personal benefits and perquisites in order to attract and retain the Executives by offering compensation opportunities that are competitive with the Company’s peers and the broader market for executive talent. The Compensation Committee believes these benefits and perquisites provide a more tangible incentive than an equivalent amount of cash compensation. In particular, the payment of club memberships and dues is believed to be in support of the Executives’ responsibilities to help obtain and retain customers and prospective customers. A modest allowance is offered to all members of the Company’s Management Committee (which includes all of the Executives) to cover the cost of a selected outside financial professional to provide tax preparation and financial planning and related services. Such allowance was deemed to be appropriate in order to help promote the use of a common professional that would prepare the Executives’ tax returns, and to help eliminate potential conflicts of interest that may arise from a tax preparer providing services to both the Company and any of the Executives. In determining the total compensation payable to the Executives for a given fiscal year, the Compensation Committee considers these benefits and perquisites to be a relatively insignificant portion of the Executives’ total compensation. They do not materially influence the Compensation Committee’s decision in setting the Executives’ total compensation. Please review the 2009 Summary Compensation Table and accompanying footnotes for more information on perquisites and other personal benefits that the Company provides to the Executives.

Additional Payments or Benefits

Under certain circumstances (such as death, disability, retirement or a change in control of the Company), the Executives may be entitled to receive accelerated payments or awards under the Long-Term Plan and the Short-Term Plan. Those payments or awards are described and discussed in detail in Potential Payments upon Termination or Change in Control below. The discussion also analyzes the basis and reasons that the Compensation Committee has provided for such payments and awards.

Committee Actions Relating to 2010 Executive Compensation

In February 2010, the Compensation Committee conducted its annual compensation review to establish each Executive’s compensation package for 2010. As part of its consideration, it reviewed a recommendation from its Consultant (first proposed and preliminarily considered by the Committee in October 2008, but on which action had been deferred at that time due to economic and budget considerations) that certain changes be made, over a staged multi-year period, to the target levels of the total compensation package of the three Executives that comprise the Company’s Executive Committee (Messrs Kemper, deSilva and Hagedorn). Such changes would (by 2011 if all stages were implemented) bring Mr. Kemper to a target level close to the 50th percentile of the Consultant’s general industry compensation database (which is slightly above the median level for the Company’s peer group), and would bring Mr. deSilva and Mr. Hagedorn to target levels between the 50th and the 75th percentile of such database (such levels being slightly above the 75th percentile of the Company’s peer group (the “2011 Targets”). The Consultant’s recommendation was based on the performance over the past three years of the Company and each of those three Executives, the strong need to retain Mr. deSilva and Mr. Hagedorn, and the need to improve the competitiveness of the Company’s executive compensation program, consistent with the Company’s stated compensation philosophy. The proposal also changed slightly the “mix” of the compensation components for the three Executives with Mr. Kemper to receive a larger percentage of his total compensation in the form of cash (in view of the significant quantity of Company stock he already holds) and with the other two Executives receiving a larger percentage of their total compensation in the form of equity grants (to serve a long-term retention function). In light of the fact that the proposal (as formulated in 2008) had initially contemplated a three-year phase-in period, and because a final consideration of the proposal had been deferred for more than a year, the Compensation Committee concluded that it should make initial adjustments to be effective for 2010, with the anticipation that over the two-year period (2010-2011) all adjustments might be completed. Any changes other than those expressly approved for 2010 were, however, made subject to a re-evaluation by, and the discretion of, the Compensation Committee in February 2011 in light of circumstances at that time, including competitive compensation market data, Company performance and economic conditions. The adjustments approved by the Committee to be undertaken for 2010 were: for Mr. Kemper, a 12% increase in 2010 salary; for Mr. deSilva, a 4% increase in 2010 salary; and for Mr. Hagedorn, a 3% increase in 2010 salary.

Mr. Wendel’s 2010 salary was increased based on the continuing improvements he implemented in the Asset Management Division and its revenues, and the additional scope of responsibility he had recently been given over the newly-created Personal Financial Services Division that placed the Company’s Asset Management group and its Consumer Banking group under his leadership. Mr. Rilinger’s increase was based on his performance during 2009 and a desire to bring him closer to the median of the Consultant’s general industry compensation database and the Company’s peer group. The effect of the Compensation Committee’s actions was that the following salary increases were implemented for the period March 2010 through March 2011, with such increases to become effective March 21, 2010:

Executive	12/31/09 Salary	Adjusted Salary	% Increase
J. Mariner Kemper	$550,000	$615,000	11.8%
Michael D. Hagedorn	310,000	$320,000	3.2%
Peter J. deSilva	540,000	$560,000	3.7%
Clyde F. Wendel	350,000	$360,500	2.8%
Dennis R. Rilinger	289,250	$295,000	2.0%

As part of its 2010 Executive compensation review, the Compensation Committee also approved a 2010 Short-Term Program that differed from the 2009 Short-Term Program in that the target awards of each participant (including each Executive) will be automatically proportionally reduced to the extent that the Company does not achieve its 2010 “core” earnings target. Additionally, the Compensation Committee is encouraged to exercise a greater amount of discretion in adjusting the final amount actually awarded to each of the Executives, based on the Compensation Committee’s judgment as to their respective contributions to the Company’s successes that year and the extent to which each Executive’s performance goals had been achieved. The Company believes that these changes will more closely align the Executives’ compensation with the interests of the shareholders, in that an award under the 2010 Short-Term Program will always be tied to the overall profitability of the Company, irrespective of Performance Scorecard results. The Committee believes that the use of a greater amount of discretion (with corresponding lesser emphasis on mathematical Performance Scorecard results) by the Compensation Committee will better align incentive compensation payments with critical accomplishments of Company strategies that in many cases are not measurable though the use of any one or combination of the individual performance standards reflected in the Performance Scorecards. The target bonus opportunity (as a percent-of-salary) for approximately three-fourths of the total participants in the 2010 Short-Term Program (including all five of the Executives) was increased by five percentage points. Such increases were made because of data provided to the Compensation Committee by its Consultant indicating that the levels used in prior Programs were below market and that a more competitive level would better retain and motivate the Executives. As increased, the target bonus opportunity (as a percent-of-salary) used in the 2010 Short-Term Program was 55% for Messrs. Kemper, deSilva and Hagedorn, 45% for Mr. Wendel, and 35% for Mr. Rilinger. The final action taken by the Compensation Committee in connection with its 2010 compensation review, was the approval of a 2010 Long-Term Program that was substantively unchanged from the Long-Term Programs used in prior years, with the Executives receiving awards having a value on the date of issue equal to 100% of January 1, 2010, salary for Messrs. Kemper and deSilva, 70% for Mr. Hagedorn, and 50% for Messrs. Wendel and Rilinger.

Claw-back of Compensation

At its January 26, 2010, meeting, the Board approved the concept of a claw-back policy, and authorized the Compensation Committee to construct and adopt a comprehensive policy that would appropriately protect the interests of the Company and its shareholders. The Compensation Committee was informed that if a comprehensive policy could not be drafted and implemented prior to the time that awards are scheduled to be made to executives under the 2010 Long-Term Program or 2010 Short-Term Program, then the Compensation Committee should adopt an interim policy which would enable it to include implementing provisions into the documentation under which such 2010 Program awards are made. Consistent with that authorization and directive, the Compensation Committee has adopted an interim policy providing for the Company’s recoupment

(or if applicable, the non-payment) of certain bonuses and incentive or equity-based compensation paid or payable to associates where the performance measurement or other criteria upon which such compensation was based is subsequently determined to have been incorrect or incomplete, or where the recipient of such award had engaged in fraudulent or intentional misconduct that had an impact on such measurement (in either case, a “Triggering Event”). In such an event, the Company will be entitled to withhold or cancel Restricted Shares or Short-Term Plan bonuses (as applicable) in such numbers or amounts as are necessary to cause the associates to not receive a greater award (in either cash or shares of stock) than they would have if the Triggering Event not occurred. If such withholding or cancellation is not possible (e.g., because Restricted Shares have already been delivered to the Recipient with the restrictions removed, or because a cash payment under the Short-Term Plan has already been made), then the Recipient is required to deliver to the Company shares or cash in an amount sufficient to cause the associate to not receive a greater award than he/she would have received if the Triggering Event had not occurred. The Company’s claw-back rights apply however only during the 18-month period following the date that the respective bonus payment is made or the date that restrictions on restricted shares lapses or are scheduled to lapse. Provisions that implement the Policy will be incorporated into grant documents, incentive-based compensation agreements and programs, employment agreements and other binding documents dealing with matters of compensation, as applicable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management, and based on such review and discussion, the Compensation Committee has recommended to the Board of Directors of the Company that such Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Greg M. Graves, Chairman

David R. Bradley, Jr.

Thomas D. Sanders

COMPENSATION TABLES

2009 Summary Compensation Table

The table below summarizes the total compensation paid to, or earned by, each of the Named Executive Officers for the fiscal year ended December 31, 2009. Information regarding the breakdown of salary and award compensation for fiscal year 2009 is discussed in greater detail under the caption “Executive Compensation—Compensation Discussion and Analysis” found earlier in this Proxy Statement.

Name and Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)		Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4)			Total ($)
Mariner Kemper Chairman and CEO of the Company, Chairman of UMB Bank, Colorado, n.a.	2009 2008 2007	$ $ $	550,000 560,577 514,423	— — —	$ $ $	357,437 341,192 324,974	$ $ $	192,492 183,748 174,993	$ $ $	332,758 407,320 275,000	$ $ $	0 0 0	$ $ $	23,000 58,820 27,445	(5)	$ $ $	1,455,687 1,551,657 1,316,835
Michael D. Hagedorn Vice Chairman, Chief Financial Officer, Chief Administrative Officer	2009 2008 2007	$ $ $	301,538 303,077 271,538	— — —	$ $ $	196,443 327,299 268,265	$ $ $	73,491 68,594 63,697	$ $ $	187,555 222,174 150,000	$ $ $	0 0 0	$ $ $	35,398 33,859 33,317	(6)	$ $ $	794,425 955,003 786,817
Peter J. deSilva President and COO of the Company and Chairman and CEO of UMB Bank, n.a.	2009 2008 2007	$ $ $	540,000 551,462 499,808	— — —	$ $ $	512,974 586,630 558,695	$ $ $	188,999 181,299 166,246	$ $ $	310,500 399,913 270,000	$ $ $	0 0 0	$ $ $	45,741 46,671 42,550	(7)	$ $ $	1,598,214 1,765,975 1,537,299
Clyde F. Wendel President and CEO—Personal Financial Services	2009 2008 2007	$ $ $	350,000 358,385 332,751	— — —	$ $ $	463,700 109,794 105,606	$ $ $	61,247 59,148 56,875	$ $ $	150,165 165,365 145,000	$ $ $	0 0 0	$ $ $	12,412 12,038 9,534		$ $ $	1,037,524 704,730 649,766
Dennis R. Rilinger Executive Vice President, General Counsel, and Secretary	2009 2008 2007	$ $ $	289,250 295,721 272,644	— — —	$ $ $	93,951 90,401 86,108	$ $ $	50,611 48,687 46,367	$ $ $	100,000 128,528 90,000	$ $ $	0 0 0	$ $ $	12,412 12,038 9,534		$ $ $	546,224 577,375 504,653

(1)	Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 71. Information regarding the assumptions made in the valuation of grants is included in the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended 2009, filed with the Securities and Exchange Commission on February 24, 2010, under the heading “Accounting for Stock-Based Compensation” in Note 1, Summary of Accounting Policies, and in Note 11, Employee Benefits. The value of performance-based grants assumes that the highest level of performance conditions is probable.

(2)	Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 71. Information regarding the assumptions made in the valuation of grants is included in the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended 2009, filed with the Securities and Exchange Commission on February 24, 2010, under the heading “Accounting for Stock-Based Compensation” in Note 1, Summary of Accounting Policies, and in Note 11, Employee Benefits.

(3)	Amounts are actual amounts earned by the Executives during 2009 under the Short-Term Plan and paid on February 25, 2010.

(4)	The amounts reflected in Other Compensation include the Company’s match and allocation of forfeitures under the Company’s 401(k) and profit sharing plan and employee stock ownership plan, life insurance premiums and perquisites and other personal benefits.

(5)	The amount reflected includes perquisites and other personal benefits including:

•	The cost attributable to personal use of a Company-provided automobile (as calculated in accordance with Internal Revenue Service Guidelines);

•	Country club and dining club membership fees; and

•	Amounts paid for executive disability insurance.

(6)	The amount reflected includes perquisites and other personal benefits including:

•	A car allowance pursuant to Mr. Hagedorn’s employment agreement;

•	Country club membership fees; and

•	Amounts paid for executive disability insurance.

(7)	The amount reflected includes perquisites and other personal benefits including:

•	A car allowance pursuant to Mr. deSilva’s employment agreement;

•	Country club and dining club membership fees;

•	The cost of professional financial consulting services provided to some executive officers of the Company; and

•	Amounts paid for executive disability insurance.

2009 Grants of Plan Based Awards

This table provides information concerning each grant of an award made to the Executives during the fiscal year ending December 31, 2009. The table includes awards under the Company’s Short-Term Plan and Long-Term Plan. Each of these plans and the material terms for the awards under such plans for fiscal year 2009 are discussed in greater detail under the caption “Executive Compensation—Compensation Discussion and Analysis” found earlier in this Proxy Statement.

Name	Grant Date	Compen- sation Committee Approval Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other Stock Awards Number of Shares of Stock or Units (#) (2)	All other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or base price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Thresh- old ($)	Target	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Mariner Kemper	2/13/2009		$137,500	$275,000	$412,500	2,658	5,317	5,317	3,323	22,151	$41.37	$549,929
Michael D. Hagedorn	2/13/2009		$75,000	$150,000	$225,000	1,015	2,030	2,030	1,269	8,457	$41.37	$209,971
	6/1/2009	5/26/2009							1,454			$59,962
Peter J. deSilva	2/13/2009		$135,000	$270,000	$405,000	2,610	5,221	5,221	3,263	21,749	$41.37	$539,982
	6/1/2009	5/26/2009							3,928			$161,990
Clyde F. Wendel	2/13/2009		$70,000	$140,000	$210,000	740	1,480	1,480	1,269	7,048	$41.37	$174,973
	10/29/2009	10/8/2009							8,476			$349,974
Dennis R. Rilinger	2/13/2009		$43,388	$86,775	$130,163	611	1,223	1,223	1,048	5,824	$41.37	$144,562

(1)	Amounts reflect potential payment levels under the Company’s Short-Term Plan. The actual amount paid for 2009 is reported in the Summary Compensation Table above.

(2)	Reflects grants made under the Company’s Long-Term Plan.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table provides information concerning the unexercised options and unvested stock awards for each of the Named Executive Officers as of December 31, 2009. The market value of the stock awards was computed by multiplying the closing market price of the Company’s common stock on December 31, 2009, by the applicable number of shares of stock shown in the table for each grant.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Mariner Kemper	2,940	—		—	$16.46	12/19/2010	—		—	—		—
	3,000	—		—	$20.01	12/28/2011	—		—	—		—
	3,200	—		—	$19.06	12/30/2012	—		—	—		—
	3,500	—		—	$24.33	12/16/2013	—		—	—		—
	3,456	—		—	$28.93	12/22/2014	—		—	—		—
	13,120	4,374	(4)	—	$27.06	1/1/2015	2,482	(5)	$97,650	—		—
	7,387	7,387	(6)	—	$34.84	1/1/2016	1,899	(7)	$74,723	—		—
	—	20,467	(8)	—	$38.84	1/1/2017	3,369	(9)	$132,565	5,390	(10)	$212,971
	—	25,735	(11)	—	$37.73	1/1/2018	3,589	(12)	$141,221	5,742	(13)	$225,961
	—	22,151	(14)	—	$41.37	1/1/2019	3,383	(15)	$133,102	5,412	(16)	$212,971
Michael D. Hagedorn	4,591	1,531	(17)	—	$27.06	3/21/2015	868	(5)	$34,156	—		—
	—	3,594	(18)	—	$27.81	6/13/2015	—		—	—		—
	2,585	2,585	(6)	—	$34.84	1/1/2016	665	(7)	$26,157	—		—
	—	7,450	(8)	—	$38.84	1/1/2017	1,226	(9)	$48,239	1,962	(10)	$77,199
	—	—		—	—	—	4,062	(19)	$159,824	—		—
	—	9,607	(11)	—	$37.73	1/1/2018	1,339	(12)	$52,704	2,143	(13)	$84,334
	—	—		—	—	—	4,761	(20)	$187,345	—		—
	—	8,457	(14)	—	$41.37	1/1/2019	1,292	(15)	$50,830	2,066	(16)	$81,311
	—	—		—	—	—	1,474	(21)	$58,005	—		—
Peter J. deSilva	3,456	—		—	$28.93	12/22/2014	—		—	—		—
	12,072	4,024	(4)	—	$27.06	1/1/2015	2,284	(5)	$89,872	—		—
	6,796	6,796	(6)	—	$34.84	1/1/2016	1,747	(7)	$68,725	—		—
	—	19,444	(8)	—	$38.84	1/1/2017	3,200	(9)	$125,933	5,120	(10)	$201,484
	—	—		—	—	—	6,769	(19)	$266,374	—		—
	—	25,392	(11)	—	$37.73	1/1/2018	3,541	(12)	$139,353	5,666	(13)	$222,956
	—	—		—	—	—	4,956	(22)	$195,016	—		—
	—	21,749	(14)	—	$41,37	1/1/2019	3,321	(15)	$130,699	5,315	(16)	$209,126
	—	—		—	—	—	3,982	(21)	$156,702	—		—
Clyde F. Wendel	1,807	1,807	(23)	—	$34.12	6/26/2016	391	(24)	$15,392	—		—
	—	6,652	(8)	—	$38.84	1/1/2017	1,314	(9)	$51,700	1,533	(10)	$60,309
	—	8,284	(11)	—	$37.73	1/1/2018	1,386	(12)	$54,531	1,617	(13)	$63,626
	—	7,048	(14)	—	$41.37	1/1/2019	1,292	(15)	$50,830	1,507	(16)	$59,281
	—	—		—	—	—	8,516	(25)	$335,116	—		—
Dennis R. Rilinger	1,260	—		—	$17.46	12/19/2010	—		—	—		—
	1,400	—		—	$20.01	12/28/2011	—		—	—		—
	1,600	—		—	$19.06	12/30/2012	—		—	—		—
	1,800	—		—	$24.33	12/16/2013	—		—	—		—
	3,000	—		—	$28.93	12/22/2014	—		—	—		—
	4,408	1,470	(4)	—	$27.06	1/1/2015	359	(5)	$14,119	—		—
	1,883	1,883	(6)	—	$34,84	1/1/2016	580	(7)	$22,825	—		—
	—	5,423	(8)	—	$38.84	1/1/2017	1,071	(9)	$42,142	1,250	(10)	$49,187
	—	6,819	(11)	—	$37.73	1/1/2018	1,141	(12)	$44,908	1,331	(13)	$52,379
	—	5,824	(14)	—	$41.37	1/1/2019	1,067	(15)	$41,977	1,245	(16)	$48,987

(1)	The number of underlying securities has been adjusted to reflect a 5% stock dividend paid in 2002 and a 2-for-1 stock split in 2006.

(2)	The exercise price has been adjusted to reflect a 5% stock dividend paid in 2002 and a 2-for-1 stock split in 2006.

(3)	Shares have been adjusted to reflect a 2-for-1 stock split in 2006. Shares also reflect reinvestment of dividends on restricted stock. Dividends and distributions paid on the restricted stock are used to purchase common stock pursuant to the Company’s dividend reinvestment plan. Such shares are subject to the same rights, restrictions and provisions applicable to the respective shares upon which the dividends or distributions were paid or made.

(4)	Nonqualified stock options that vested for 100% of the option shares on January 1, 2010. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(5)	Service-based restricted stock shares that will fully vest on April 28, 2010.

(6)	Nonqualified stock options that will vest and become exercisable for 50% of the option shares on January 1, 2010 and for 100% of the option shares on January 1, 2011. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(7)	Service-based restricted stock shares that will vest 50% on April 19, 2010; and the final 50% will vest on April 19, 2011.

(8)	Nonqualified stock options that will vest and become exercisable for 50% of the option shares on January 1, 2010; for 75% of the option shares on January 1, 2011; and for 100% of the option shares on January 1, 2012. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(9)	Service-based restricted stock shares that will vest 50% on February 23, 2010, another 25% will vest on February 23, 2011; and the final 25% will vest on February 23, 2012.

(10)	Performance-based restricted stock that vested as to service on January 1, 2010. The Compensation Committee determined on January 26, 2010, that the performance standard had been met and the shares vested.

(11)	Nonqualified stock options that will vest and become exercisable for 50% of the option shares on January 1, 2011; for 75% of the option shares on January 1, 2012; and for 100% of the option shares on January 1, 2013. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(12)	Service-based restricted stock shares that will vest 50% on March 5, 2011, another 25% will vest on March 5, 2012; and the final 25% will vest on March 5, 2013.

(13)	Performance-based restricted stock that will vest on January 1, 2011, if performance standard is met.

(14)	Nonqualified stock options that will vest and become exercisable for 50% of the option shares on January 1, 2012; for 75% of the option shares on January 1, 2013; and for 100% of the option shares on January 1, 2014. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(15)	Service-based restricted stock shares that will vest 50% on February 13, 2012; another 25% will vest on February 13, 2013; and the final 25% will vest on February 13, 2014.

(16)	Performance-based restricted stock that will vest on January 1, 2012, if performance standard is met.

(17)	Nonqualified stock options that will vest and become exercisable for 100% of the option shares on March 21, 2010. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(18)	Options that were granted under the Company’s 2002 Incentive Stock Option Plan and become fully vested on May 13, 2010. The options were granted under the provision of Mr. Hagedorn’s initial employment agreement.

(19)	Service-based restricted stock that will vest in full on June 11, 2010.

(20)	The Company awarded Mr. Hagedorn 4,660 shares of service-based restricted stock on October 23, 2008. The stock vests in full on October 23, 2011.

(21)	Service-Based restricted stock that will vest in full on June 1, 2012.

(22)	The Company awarded Mr. deSilva 4,820 shares of service-based restricted stock on June 2, 2008. The stock vests in full on June 2, 2011.

(23)	Nonqualified stock options will vest and become exercisable for 50% of the option shares on June 26, 2010; and for 100% of the option shares on June 26, 2011. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(24)	Service-based restricted stock shares will vest 50% on July 19, 2010; and the final 50% that will vest on July 19, 2011.

(25)	The Company awarded Mr. Wendel 8,476 shares of service-based restricted stock on October 29, 2010. The stock vests in full on October 29, 2013.

2009 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
J. Mariner Kemper	2,100	$47,009	10,285	$420,870
Michael Hagedorn	—	—	3,598	$147,214
Peter J. deSilva	—	—	11,180	$454,113
Clyde F. Wendel	—	—	3,372	$131,731
Dennis R. Rilinger	1,260	$26,643	2,255	$92,310

(1)	The number of shares includes shares acquired through the reinvestment of dividends on grants of restricted stock.

2009 NONQUALIFIED DEFERRED COMPENSATION

In April 1995, the Company adopted the 1995 UMB Financial Corporation Executive Committee Deferred Compensation Plan (“1995 Deferred Compensation Plan”) which allowed members of the Company’s Executive Committee to defer a portion of their salary. Further contributions to the 1995 Deferred Compensation Plan were frozen as of December 31, 2004. Salary deferrals were deposited into an individual account for each participant, and the earnings or losses on the account are equal to the gain or loss on the UMB Scout Funds chosen by the participant. The Board voted to terminate the 1995 Deferred Compensation Plan as of October 31, 2009, and to pay the sole participant (a former Executive Committee Member who was a named Executive in the Company’s April 21, 2009, Proxy, but is not a named Executive in this Proxy) his account value.

The Compensation Committee approved a new UMB Financial Corporation Deferred Compensation Plan (“Deferred Compensation Plan”) in October 2008 and directed management to prepare a formal document for ratification. The Executive Committee acted by unanimous consent in December 2008 to approve a final plan which was ratified by the Board.

The Deferred Compensation Plan allows a select group of highly compensated employees to defer salary, incentive, bonus, commissions, and other cash compensation to a retirement/termination account or to specified date accounts. The Deferred Compensation Plan is unfunded, but participants receive earnings on their deferred compensation as if their accounts were invested in various mutual funds chosen by the participant. Such mutual funds are the same funds available under the Company’s 401(k) and Profit Sharing Plan excluding the Company’s common stock fund. If a participant has a retirement account under the Deferred Compensation Plan, they may choose to have the benefit paid out in a lump sum or in installments, as elected by the participant, over two to ten years. Specified date accounts are paid in a lump sum or in installments, as elected by the participant, over two to five years. If a participant terminates employment other than through retirement, the amount in all accounts is paid in a lump sum.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J. Mariner Kemper	$0	$0	$0	$0	$0
Michael D. Hagedorn	$6,031	$0	$264	$0	$6,295
Peter J. deSilva	$0	$0	$0	$0	$0
Clyde F. Wendel	$24,500	$0	$365	$0	$24,895
Dennis R. Rilinger	$0	$0	$0	$0	$0

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments upon Termination

The Company’s Executives are all employees at will and may be terminated at any time. Except as described below with respect to circumstances involving death, disability, qualified retirement or a change in control of the Company, and except for payments and benefits that are available generally to all employees of the Company and that do not discriminate in favor of the Executives, none of the Executives are entitled to receive any payments or awards upon termination.

Change in Control

Plan Provisions

The Company’s Long-Term Plan and Short-Term Plan each contain clauses that provide for the acceleration of the vesting of all awards under those Plans in the event of a “change in control” of the Company. The

Committee concluded that this “single trigger “provision was needed in order to reassure the Executives who were being asked to implement a transition in management that they would not be adversely affected by an event beyond their control (a change in control) while they are continuing to achieve such implementation. The change in control acceleration features were deemed necessary to attract and retain Executives, since the Company competes for talented employees in a marketplace where such an acceleration feature is commonly offered. The acceleration operates as follows:

Short-Term Plan Payments. The Company’s Short-Term Plan provides that upon a change in control of the Company, any awards applicable to a completed performance period are immediately payable. If the change in control occurs before the performance period has ended, then the applicable performance standards are adjusted to reflect the length of the performance period, and payments are made on a pro-rata basis. Discretionary adjustments to the payments are not allowed if there is a change in control. The tables below set out the payments to which the Executives would have been entitled had a change of control of the Company occurred on December 31, 2009.

Stock Options. Unvested stock options granted under the Long-Term Plan are accelerated immediately upon a change in control of the Company. (Unvested stock options granted to the Executives under the Company’s 2002 Plan do not accelerate upon a change in control). The tables set out below reflect the value of Long-Term Plan options that would have been accelerated had a change of control of the Company occurred on December 31, 2009.

Restricted Stock. Service-based restricted stock granted under the Long-Term Plan vests 100% immediately upon a change in control of the Company. Performance-based stock granted under the Long-Term Plan vests immediately upon a change in control of the Company, but only to the extent the required performance standard (which typically covers a multi-year period) has been met by such date. The tables set out below reflect the value of the restricted stock in which the Executives would have become fully vested had a change of control of the Company occurred on December 31, 2009.

Upon a Change in Control:

As a result of the above plans and provisions, each of the Executives would be eligible to receive the following payments or value in the form of cash or vested options or restricted shares, based on an assumption that on December 31, 2009, there had been a change in control of the Company.

Name	Cash Payments (1)	Acceleration of Unvested Nonqualified Options and Restricted Stock (2)	Vested Options (3)	Total of all Columns
J. Mariner Kemper	$289,355	$1,161,659	$473,392	$1,924,406
Michael D. Hagedorn	$163,091	$821,785	$70,979	$1,055,855
Peter J. deSilva	$284,094	$1,732,990	$215,026	$2,232,110
Clyde F. Wendel	$136,514	$657,659	$8,150	$802,343
Dennis R. Rilinger	$91,305	$308,963	$209,350	$609,618

(1)	These amounts would be payable to the Executives under the Short-Term Plan, based on the extent to which the Executives did in fact achieve their 2009 performance goals at the actual levels determined by the Committee on February 18, 2010, without any discretionary adjustments.

(2)

These amounts reflect the value of non-qualified options, performance-based restricted stock and service-based restricted stock under the Long-Term Plan that vest on an accelerated basis upon a change in control. Non-qualified options vest 100% upon a change in control, and the values shown are based on the amount by which they were “in the money” as of December 31, 2009. Service-based and performance-based restricted stock values are based on the stock price on December 31, 2009. The vesting of the service-based restricted stock accelerates 100% upon a change in control, while the vesting of performance-based restricted stock accelerates pro-rata based on the extent to which the respective performance standard has been accomplished. This computation assumes that 100% of the performance standard for the 2007 grants had been achieved, that 70.47% of the performance standard for the 2008 grant had been achieved, and that 33.74% of the 2009 grant had been achieved.

(3)	These amounts reflect the value of options under the Long-Term Plan that were already fully vested (but not exercised) as of December 31, 2009. The values are listed solely to reflect the value that would be available to the Executives on December 31, 2009, irrespective of the occurrence of a change in control.

Death and Disability

Stock Options. Upon the death or disability of an Executive, all unvested stock options issued under the Company’s 2002 Plan (except those granted within two years of such death or disability) and all unvested stock options under the Long-Term Plan shall immediately vest. The Company believes that acceleration due to death or disability is needed in order to recruit and retain the Executives, since such acceleration features are offered by competitors for their services.

Restricted Stock. For grants of restricted stock made prior to 2008, there is no acceleration of the vesting of the restricted stock issued to the Executives under the Long-Term Plan under circumstances of death or disability. For grants made in and after 2008, all shares of service-based restricted stock immediately vest in full. Shares of performance-based restricted stock granted in and after 2008 immediately vest on a proportional basis computed by dividing the number of full years of continuous service completed after the vesting commencement date of the respective grant by three, irrespective of what portion of the performance standard had been achieved.

Upon Death or Disability

The tables set out below reflect the value of restricted stock, Long-Term Plan options, and 2002 Plan options that would have been accelerated had the Executive died or become disabled on December 31, 2009.

Name	Acceleration of Restricted Stock (1)	Acceleration of Nonqualified Options (2)	Total of all columns
J. Mariner Kemper	$495,997	$139,194	$635,191
Michael D. Hagedorn	$432,255	$40,426	$472,681
Peter J. deSilva	$840,162	$131,156	$971,318
Clyde F. Wendel	$502,670	$24,962	$527,632
Dennis R. Rilinger	$138,145	$40,365	$178,510

(1)	These amounts represent the acceleration of vesting, upon death or disability, of all of the service-based restricted stock, one-third of the performance-based restricted stock granted in 2009, and two-thirds of the performance-based stock granted in 2008.

(2)	These amounts represent acceleration of vesting, upon death or disability, of all non-qualified options granted under the Long-Term Plan; the value of such options is deemed to be equal to the amount that they were “in the money” as of December 31, 2009.

Qualified Retirement

Stock Options. Upon a “qualified retirement” (defined as a retirement at age 60 or more with 10 or more years of continuous service to the Company under the Long-Term Plan, and age 60 or more with 20 years of continuous service under the 2002 Plan) of an Executive, all unvested stock options issued under the Company’s 2002 Plan (except those granted within two years of such date) and all unvested stock options under the Long-Term Plan, shall immediately vest. The Company believes that acceleration due to such retirement is appropriate and necessary in order to motivate and reward Executives approaching retirement age, since such acceleration features are offered by competitors for their services.

Restricted Stock. For grants of restricted stock made prior to 2008, there is no acceleration of vesting of the restricted stock issued to the Executives under the Long-Term Plan upon qualified retirement. For grants made in and after 2008, all shares of service-based restricted stock not already vested will vest on a proportional basis by dividing the number of years of continuous service completed as of the qualified retirement as measured from the grant date (March 5 in 2008), by the number of full years of continuous service required in order for each respective tranche to vest. Shares of performance-based restricted stock granted in and after 2008 vest proportionally on the basis of the portion of the applicable performance standard that has been met as of the effective date of the qualified retirement without regard to the number of years of continuous service. The proportional vesting of the performance-based restricted stock, however, would not become effective until after the completion of the three-year performance period and the achievement of the applicable performance standard. As of December 31, 2009, no service-based shares from the 2009 grant and one-third of the first tranche, one-fourth of the second tranche, and one-fifth of the third tranche of service-based shares from the 2008 grant would vest, and 33.74% of the shares from the 2009 performance-based grant and 70.47% of the shares from the 2008 performance-based grant would vest. The Company would not issue shares of performance-based restricted stock however until the completion of the performance period and the determination that the entire performance standard for the performance period for the respective 3-year period had been met.

Qualified Retirement

Mr. Rilinger was the only Executive who is eligible for a qualified retirement, and the value of the restricted stock and Long-Term Plan options that would have automatically vested on December 31, 2009, had he retired on such date, is reflected in the tables below.

Name	Acceleration of Restricted Stock (1)	Acceleration of Nonqualified Options (2)	Total of all columns
J. Mariner Kemper	$0	$0	$0
Michael D. Hagedorn	$0	$0	$0
Peter J. deSilva	$0	$0	$0
Clyde F. Wendel	$0	$0	$0
Dennis R. Rilinger	$65,977	$40,365	$106,342

(1)	These amounts represent the acceleration of vesting, upon qualified retirement, of one-third of the first tranche, one-fourth of the second tranche, and one-fifth of the third tranche of service-based shares from the 2008 grant and the vesting of 33.49% and 70.47% of the performance-based restricted stock granted in 2008 and 2009, respectively; provided however that no payment would be made until completion of the performance periods and would be contingent upon a determination that the entire performance standards for the performance periods had been met.

(2)	These amounts represent acceleration of vesting, upon qualified retirement, of all non-qualified options granted under the Long-Term Plan; the value of such options is deemed to be equal to the amount that they were “in the money” as of December 31, 2009.

CONSIDERATION OF COMPENSATION POLICIES AND PRACTICES IMPACT

ON COMPANY RISK

Although the Company elected to not participate in the Troubled Asset Relief Program (TARP) under the Emergency Economic Stabilization Act of 2008 and is thus not subject to the executive compensation limitations imposed thereunder or under the American Recovery and Reinvestment Act of 2009, the Compensation Committee nevertheless has in the past, and continues to, consider and evaluate the potential impact that incentive compensation awards to a Company employee may have in encouraging him/her to take excessive risk that may injure the Company. In January 2010, the Charter of the Compensation Committee was amended to direct the Compensation Committee to annually review the Company’s compensation policies and practices to evaluate the extent to which they are likely to create risks that are reasonably likely to have a material adverse effect on the Company. Such review is to include a consideration of how a policy or practice may incent an employee to engage in higher-risk activities, the effect of short-term incentives on long-term risks; whether claw-backs or hold-backs are needed; whether changes in the Company’s risk profile require changes in compensation policies or practices; how to appropriately monitor compensation policies and practices to assure that Company risk management objectives are being met; and the existence and effectiveness of any existing oversight, monitoring or other protective measures to monitor and limit the potential risks to the Company. The Compensation Committee is to also consider the maximum reward that is available to any single recipient or collection of recipients.

DIRECTOR COMPENSATION

For their board service during 2009, directors of the Company who were not employed by the Company or its subsidiaries received a retainer of $20,000 per year, of which $10,000 is paid in cash and $10,000 in the form of a grant of Company common stock. Both the cash portion and stock portion are based upon the numbers of full calendar quarters that each respective director serves as a director. One-fourth of the cash portion of the retainer is paid at the end of each calendar quarter of service. The stock portion of the retainer is issued in arrears at the first meeting of the Compensation Committee after the end of the fiscal year, and is fully vested and non-forfeitable upon issuance. The directors also received in 2009 $1,500 for each board meeting they attended. The Audit Committee chairman received an annual retainer of $6,250, and all Audit Committee members were paid $1,000 for each committee meeting they attended. The chairmen of the Governance Committee and of the Compensation Committee each received an annual retainer of $3,500, and the members of the Governance Committee and the Compensation Committee were each paid $1,000 for each committee meeting they attended. At its January 25, 2010, meeting, effective as of January 1, 2010, the Compensation Committee increased the stock portion of the annual retainer to $20,000; the Director attendance fee to $2,000 per meeting attended, and the annual retainer fee of the Audit Committee chairman to $8,500 and the annual retainer fee of the Compensation Committee chairman and Governance Committee chairman to $5,000. Such increases were believed by the Compensation Committee to be a necessary and appropriate in increasing the overall compensation of the Company’s directors to a level that is closer to that of the Company’s peer group, and sufficient to enable the Company to attract and retain the quality of directors that is necessary to continue the Company’s growth and successes.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total
Theodore Armstrong	$27,280	$9,968	$37,248
David R. Bradley, Jr.	$19,030	$9,968	$28,998
Nancy K. Buese	$4,008	$0	$4,008
Terrence P. Dunn	$23,280	$9,968	$33,248
Kevin C. Gallagher	$21,030	$9,968	$30,998
Greg M. Graves	$19,280	$9,968	$29,248
Alexander C. Kemper	$16,030	$9,968	$25,998
John H. Mize, Jr.	$21,030	$9,968	$30,998
Kris A Robbins	$21,030	$9,968	$30,998
Thomas D. Sanders	$19,030	$9,968	$28,998
L. Joshua Sosland	$19,030	$9,968	$28,998
Paul Uhlmann III	$20,030	$9,968	$29,998
Dr. Jon Wefald	$6,508	$9,968	$16,476
Thomas J. Wood III	$20,030	$9,968	$29,998

(1)	Fees shown in the table reflect total fees earned during 2009, including an amount equal to a partial share from the grant of the directors’ stock retainer for 2009 that is paid during 2010.

(2)	Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 71. Information regarding the assumptions made in the valuation of grants is included in the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended 2009, filed with the Securities and Exchange Commission on February 24, 2010, under the heading “Accounting for Stock-Based Compensation” in Note 1, Summary of Accounting Policies, and in Note 11, Employee Benefits. The amount includes only the stock retainer granted in 2008 and paid in January 2009. The stock retainer for 2009 was issued on January 28, 2010, to all non-employee directors.

PROPOSAL # 1: ELECTION OF DIRECTORS

General Information About The Nominees and The Current Directors

The Governance Committee of the Company has selected and approved, and the Board has nominated, candidates to be presented to the shareholders at the Annual Meeting for election to the Board. At the Annual Meeting, shareholders will be asked to vote for five Class I directors who will serve until the annual meeting in 2013 and one Class III director who will serve until the annual meeting in 2012.

Directors are elected by cumulative voting, which means that each shareholder is entitled to cast as many votes for the election of directors to each class as shall equal the number of shares of common stock held by him or her times the number of directors to be elected in that class of directors. Each shareholder may cast all such votes for a single nominee within that class or may distribute them between two or more nominees within that class, as he or she sees fit. To be elected, a nominee must receive a plurality of the votes of the shares entitled to vote on the election of the directors in that class and represented in person or by proxy at a meeting at which a quorum is present.

Each of the nominees has agreed to be named as a nominee and to serve as a director, if elected. It is not anticipated that any of the nominees will become unavailable for election; however, if any nominee(s) should unexpectedly become unavailable, the shares represented by the proxy will be voted for such substitute nominee(s) as the Governance Committee may select and approve, and the Board may nominate.

The following schedule sets forth information about the nominees and about the present directors of the Company who will continue in office:

Nominees For Election

Class I—Terms expiring in 2013

Name	Age	Position with the Company	Director Since
David R. Bradley, Jr.	60	Director	1983
Peter J. deSilva	48	President, COO, and Director	2004
Terrence P. Dunn	60	Director	2003
Alexander C. Kemper	44	Director	1992
Kris A. Robbins	51	Director	2000

Class III—Term expiring in 2012

Name	Age	Position with the Company	Director Since
Nancy K. Buese	40	Director	2009

Directors Who Will Continue In Office

Class II—Terms expiring in 2011

Name	Age	Position with the Company	Director Since
Theodore M. Armstrong	70	Director	2005
Kevin C. Gallagher	41	Director	2007
Greg M. Graves	52	Director	2003
Paul Uhlmann III	59	Director	2000
Thomas J. Wood III	63	Director	2000

Class III—Terms expiring in 2012

Name	Age	Position with the Company	Director Since
J. Mariner Kemper	37	Chairman, CEO and Director	2004
John H. Mize, Jr.	70	Director	1986
Thomas D. Sanders	65	Director	1991
L. Joshua Sosland	49	Director	1998

Director Qualifications and Review of Director Nominees

The Governance Committee’s goal is to assemble a Board that operates cohesively and challenges and questions management in a constructive way. The Governance Committee annually reviews the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole. When assessing directors and nominees for the Board, the Governance Committee considers a number of criteria and factors applicable to each director and nominee, including how active the director is in understanding the Company’s business and in participating in Board meetings, his/her ability to contribute to the Board, the time he/she has available, and his/her participation on other boards. Board members should possess such attributes and experience as are necessary to enhance the Board’s ability to manage and direct the business of the Company, including character, integrity, judgment, record of achievement, knowledge, experience, skills and expertise, as well as other criteria and qualities enumerated in the Governance Committee’s Charter.

The Governance Committee believes that each director of the Company as of the date of this filing brings a strong and unique background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas. Set forth below is information on each director and nominee, and a summary of their particular experiences, qualifications, attributes and skills that qualify them for service on the Board.

Theodore M. Armstrong

Mr. Armstrong served as Senior Vice President and Chief Financial Officer of Angelica Corporation in St. Louis, Missouri, a provider of textile rental and linen management services to the U.S. healthcare market, from 1986 until February 2004. Since 2005, he has been self-employed as a financial consultant. Mr. Armstrong also serves as a director and as a member of the audit committee and the nominating and corporate governance committee of Cabela’s Inc., and as a director and a member of the audit committee of World’s Foremost Bank, a Cabela’s subsidiary. His extensive experience in the areas of accounting, auditing and complex business issues, and his specialized knowledge of the distribution and banking industries, give him the financial literacy and skills needed to lead the Company’s Audit Committee. Mr. Armstrong qualifies as an Audit Committee Financial Expert and provides St. Louis geographic diversity.

David R. Bradley, Jr.

Mr. Bradley has served as President and Editor of the News-Press and Gazette Company in St. Joseph, Missouri since 1971. He has also served as Publisher since 1994. The News-Press and Gazette Company is a newspaper, cable and broadcasting company. The News-Press and Gazette Company has operations in Missouri, Kansas, Texas, Arizona, California, Oregon, Colorado and Idaho. He serves on the University of Missouri Board of Curators. Mr. Bradley has extensive experience in Board governance matters, including more than 20 years of past service on the Company’s Board. As CEO of a communications distribution company, Mr. Bradley has experience in managing growing companies, as well as specialized knowledge of the communications industry.

Nancy K. Buese

Ms. Buese has served as Sr. Vice President and Chief Financial Officer of MarkWest Energy Partners, LLC, a natural gas company headquartered in Denver, Colorado, since October 2006. Prior to her appointment as Chief Financial Officer, she served as Chief Accounting Officer of MarkWest from November 2005 to October 2006. Prior to joining MarkWest, Ms. Buese served as Chief Financial Officer of Experimental and Applied Sciences, Inc. in Golden, Colorado. Through her formal education in the areas of accounting, auditing and tax, as well as her work as a CPA and with audit committees of other publicly-held companies, Ms. Buese brings extensive financial literacy skills to the Board. In addition, through her current position as the chief financial officer of a publicly-traded energy company, she has experience in corporate finance, risk management and information technology. She also qualifies as an Audit Committee Financial Expert and brings to the Board diversity in geographic representation and gender.

Peter J. deSilva

Mr. deSilva joined the Company as President and Chief Operating Officer in January 2004. In May of 2004, he also assumed the positions of Chairman and Chief Executive Officer of UMB Bank, n.a. Prior to joining the Company, he was employed by Fidelity Investments from 1987 until 2004, serving as Senior Vice President of Operations and Customer Service. Mr. deSilva has extensive direct experience regarding the operations, investment services, financial performance, and products of the Company, gained through his position as Chief Operating Officer of the Company and his prior operations experience at a national financial services company. He brings to the Board specialized knowledge of the banking, mutual fund and financial services industries, extensive experience in human resources management, and community relations experience.

Terrence P. Dunn

Mr. Dunn has served as President and Chief Executive Officer of J. E. Dunn Construction Group Inc. (formerly known as Dunn Industries) since 1989. J. E. Dunn Construction Group Inc. is headquartered in Kansas City, Missouri, and is the holding company for commercial contractor and construction company affiliates across the nation, including J. E. Dunn Construction Company. He also serves as a director of Kansas City Southern where he is a member of the compensation and organization committee and the nominating committee. Mr. Dunn brings significant board and governance experience from his service as past director of the board of the Federal Reserve Bank of Kansas City and from serving on the boards of directors of businesses having operations within the Company’s geographic footprint. He also has extensive management skills as the chief executive of a large construction company having offices throughout the United States, operations experience in project management with responsibilities for budgeting, and in the management of significant growth of his company in geographic scope and volume over the past 20 years.

Kevin C. Gallagher

Mr. Gallagher is currently Chief Executive Officer of Little Pub Holdings, LLC, Denver, CO, an owner/operator of 15 neighborhood pubs and restaurants. He also serves as President and CEO of Gallagher Industries, LLC, a private holding company of middle market industrial companies, as well as serving as Managing Director of Gallagher Enterprises, LLC, a family office and investment firm. He has entrepreneurial experience and marketing experience gained from serving as CEO of large complex diversified operation with companies in both the manufacturing and distribution industries. He also brings to the Board, geographic diversity community relations experience, and experience in investments and mergers & acquisitions.

Greg M. Graves

Mr. Graves is Chairman of the Board and Chief Executive Officer of Burns & McDonnell, a consulting engineering company headquartered in Kansas City, Missouri with offices and operations throughout the United States. Prior to being named as Chairman, he served as President and Chief Executive Officer from October 2003 until December 2008; from January 2003 through October 2003, he served as President and Chief Operating

Officer. He served as General Manager of that company’s Energy Division from November 1997 through June 2001, and as President of its Energy Group from July 2001 through December 2002. Mr. Graves’ experience as CEO of a large engineering company, with multiple offices and projects located throughout the United States and abroad, gives him leadership skills and growth management skills. He also has human resources experience gained through his management of large number of professionals and managers.

Alexander C. Kemper

Mr. Kemper, a brother of J. Mariner Kemper and first cousin of Thomas J. Wood III, is Chairman of the Board of the Collectors Fund, a private equity fund focused on alternative asset classes. Prior to founding the Collectors Fund, Mr. Kemper served as Chairman and Chief Executive Officer from March 2000 to mid-2006 of Perfect Commerce, Inc. (formerly eScout LLC), a provider of supplier relationship management technology He is also currently serving as Chairman of the Board of Pollenware, a trade settlement company, and as a board member of AXA Art USA (NYSE: AXA), Efficient Finance, Sipvine, SCD Probiotics and BATS Exchange. Prior to March 2000, he served as President of the Company from 1995 and as Chief Executive Officer from July 1999, and served as Chief Executive Officer of UMB Bank, n.a. from January 1996 and as Chairman and Chief Executive Officer of UMB Bank, n.a. from January 1997. Mr. Kemper also serves as a director and a member of the audit committee, compensation committee, and governance committee for NIC Inc. Mr. Kemper’s prior experience as Chief Executive Officer and Chairman of the Board of the Company, and as Chief Executive Officer of two start-up companies, enables him to bring to the Board entrepreneurial experience in managing growth, marketing skills, operations and investment experience, and information technology skills and experience.

J. Mariner Kemper

Mr. J. Mariner Kemper, a brother of Alexander Kemper and first cousin of Thomas J. Wood III, has served as Chairman and Chief Executive Officer of the Company since May 2004 and has served as Chairman and Chief Executive Officer of UMB Bank Colorado, n.a. since July 2000. Mr. Kemper was a Vice Chairman of the Company from February 2003 until May 2004. He also was President of UMB Bank Colorado, n.a. from October 1997 until July 2000. As Chief Executive Officer of the Company for the past seven years, Mr. Kemper brings to the Board skills in leadership and consensus-building, and in the implementation of the Company’s key strategies. He has detailed knowledge of the Company’s key business and operational strategies and branding, and possesses operations experience and knowledge of every aspect of the Company’s business. He also has specialized knowledge of the investments, banking and financial services industries, as well as extensive community relations experience, with involvement in civic and business organizations in Kansas City and Colorado.

John H. Mize, Jr.

Mr. Mize has served as Chairman, President and Chief Executive Officer of the Blish-Mize Company, Atchison, Kansas, since 1982. Blish-Mize is a wholesale distribution company. He brings extensive board and governance experience, developed through his more than 20 years on the Company’s Board as well as through lengthy service on the Company’s Audit Committee. Mr. Mize also has significant Chief Executive Officer and operations experience, and marketing expertise, as leader of a privately-held century-old distribution business.

Kris A. Robbins

Mr. Robbins served as Chairman of the Security Benefit Corporation and its companies from January 2006 until his retirement in February 2010, and as Chief Executive Officer of such company from January 2001 until his retirement February 2010. Security Benefit Corporation and its affiliates provide annuities, mutual funds, exchange traded funds, retirement plans, and business processing services throughout the United States. Mr. Robbins brings financial literacy skills, developed through education and professional experience in accounting and financial management to the Board. In addition, he has significant experience and knowledge relating to operations and investments, gained from his leadership of a large financial services business which had significant growth and changes in products, including insurance and mutual funds. Mr. Robbins has specialized industry knowledge in areas of investments and insurance, and serves on the Company’s Audit Committee, with the status of an Audit Committee Financial Expert.

Thomas D. Sanders

Mr. Sanders has served as Chairman of the Board of Directors of MMC Corp., a construction holding company, from 1991 through 2002, and from January 2010 through the present. He served as Chief Executive Officer of such company from 1991 through January 2003, and as Board Consultant/Strategic Planning of that company from 2005 through 2010. Prior to that he served as Chairman of the Board, President and CEO of Midwest Mechanical Contractors, Inc., one of MMC Corp.’s operating companies. Mr. Sanders has significant leadership experience managing the growth of a multi-state group of construction companies. He has extensive board governance experience, through his lengthy tenure on the Company’s Board and Compensation Committee, as well as his experience on numerous civic, industry and private company boards. He brings to the board, specialized knowledge of the construction industry, including risk assessment and mitigation, project planning, budgeting and forecasting.

L. Joshua Sosland

Mr. Sosland has served as Vice President of Sosland Companies, Inc., Kansas City, Missouri, since 1993. Established in 1922, the Sosland Companies are primarily engaged in trade publications for the baking, flour milling and food processing industries. Mr. Sosland has also served as editor of “Milling & Baking News” since 2000. Mr. Sosland contributes significant investment experience and expertise, as well as board and governance expertise, with 12 years of service on the Company’s Board of Directors, including several years as a member of the UMB Bank, n.a. Trust Policy Committee. The economic analytical skills developed from his formal education (A.B. Economics from Harvard College), as well as his publishing experience covering and analyzing the food processing industry enable him to provide valuable analysis of investment and acquisition activities. Through his many years of service on, and leadership of, the Company’s Compensation Committee, Mr. Sosland has detailed knowledge of the development and implementation of the Company’s executive incentive compensation plans.

Paul Uhlmann III

Mr. Uhlmann has served as President of The Uhlmann Company, Kansas City, Missouri, since 1997. The Uhlmann Company is a grocery products company. He brings to the Board operations experience and business analytical skills, both from his formal education (MBA, University of Chicago 1975), and through his management of a privately-held food manufacturing and distribution company. He has extensive governance and board experience, with 10 years of service on the Company’s Board of Directors and its Governance Committee. Mr. Uhlmann also contributes valuable community relations skills through his leadership of community social and philanthropic organizations.

Thomas J. Wood III

Mr. Wood, a first cousin to J. Mariner Kemper and Alexander C. Kemper, serves as General Partner, Wood Family Partnerships. From 1997 through March 2005, he served as Chairman of the Board of American West Medical Company, a distribution, sales and marketing company of medical supplies. From 1988 through 1995 he served as Chief Executive Officer of Golden Harvest, Inc., a manufacturing company headquartered in Chicago, Illinois. Mr. Wood brings to the board, leadership skills developed through his management as Chief Executive Officer of a distribution company. He also brings extensive governance and board experience, arising from his ten years on the Company’s Board of Directors, and marketing and investment expertise.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE ABOVE -NAMED NOMINEES.

PROPOSAL # 2: RATIFICATION OF SELECTION OF

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee selected and engaged Deloitte & Touche LLP as independent public accountants to examine and audit the consolidated financial statements of the Company for the fiscal year 2010. The Board is recommending that the shareholders ratify such engagement. Notwithstanding the Audit Committee’s initial selection and engagement and the shareholders’ ratification of such engagement, however, the Audit Committee shall be specifically authorized to retain another independent auditing firm at any time during the year if the Audit Committee feels that such change would be in the best interest of the Company. Deloitte & Touche LLP has served as the Company’s auditors continuously since 1982. The Audit Committee has considered whether any other relationships, including without limitation, whether Deloitte & Touche LLP’s provision of the different types of services described in the schedule below, were compatible with the maintenance of Deloitte & Touche LLP’s independence, and the Audit Committee has concluded that such relationships are compatible with the maintenance of its independence. If the Company’s shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will consider the shareholders’ action in deciding whether to appoint Deloitte & Touche LLP as the Company’s independent auditor for 2011.

The Audit Committee has not established pre-approval policies and procedures for the engagement of auditor services. All auditor services are approved by the Audit Committee.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement. They will also be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION AND RETENTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

Principal Accounting Firm Fees

Aggregate fees billed to the Company for the fiscal years ending December 31, 2009, and 2008 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”):

	Fiscal years ended December 31,
	2009		2008
Audit fees	$746,000		$700,000
Audit related fees	$37,310	(1)	–0–
Tax Fees	–0–		–0–
All other fees	$–0–		–0–

Total fees	$783,310		$700,000

(1) Accounting research relating to a potential acquisition

PROPOSAL #3 – SHAREHOLDER PROPOSAL

Gerald R. Armstrong of 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, owner of 92 shares of the Company’s common stock, has notified the Company that he intends to present a proposal for consideration at the Annual Meeting. As required by the Exchange Act, the text of the shareholder proposal and supporting statement appear as submitted to the Company by Mr. Armstrong. The Board and the Company accept no responsibility for the contents of the proposal or the supporting statement. The Board recommends a vote against the proposal for the broader policy reasons set forth below.

Shareholder Proposal:

Shareholder Resolution:

That the shareholders of UMB FINANCIAL CORPORATION request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired term of previously-elected Directors.

Shareholder Supporting Statement:

17,335,688 shares, 49.21% of shares voted, worth $830,469,670.80 on the date of the meeting were voted in favor of this proposal. An even higher percentage was voted in its favor in the 2008 annual meeting.

Shares voted against the proposal included a significant number of shares on unmarked proxies.

The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually. The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and that UMB is no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it. In others, opposed by the board of management, it has received votes in excess of 70% and is likely to be favorably reconsidered.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.

Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year. Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Board of Directors’ Statement in Opposition:

The Board has seriously considered the proposal to de-classify the Board and require annual election of all of the Company’s directors. After careful consideration, the Board strongly believes this proposal is NOT in the best interests of the Company or its shareholders and recommends that the shareholders vote AGAINST this proposal.

Mr. Armstrong presented substantially identical proposals at our 2008 and 2009 annual meetings. A majority of our shareholders rejected that proposal. For the reasons set forth below, we continue to believe there are significant benefits to our shareholders from maintaining a classified board structure.

The Corporate Governance Committee, composed entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues affecting the Company, including whether to maintain the Company’s current classified Board structure. In its most recent review and in connection with its review of this shareholder proposal, the committee considered the history of the classified Board system, the current industry environment, and arguments for and against a classified Board system. After careful consideration, the committee concluded that the continuity and quality of leadership that results from a classified Board creates long-term shareholder value and is in the best interests of the Company and its shareholders. The Board opposes the proposal for the following reasons:

Accountability to Shareholders and Strong Corporate Governance. Mr. Armstrong’s assertion that the classified board structure diminishes a director’s accountability to Company shareholders is unfounded. Each director is required to uphold his fiduciary duties to the Company and its shareholders, regardless of the length of his term of service or the frequency of his standing for re-election. Shareholders already have a meaningful opportunity at each annual meeting of shareholders to communicate their views on the Board’s oversight of the management of the Company through the director election process. Accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three years.

Stability and Continuity. The classified Board structure is designed to provide stability, enhance long-term planning and ensure that, at any given time, there are directors serving on the Board who are familiar with the Company, its complex financial business, and its strategic goals. The classified Board structure also provides flexibility by requiring the annual election of one-third of the directors and a majority of the directors over a two-year period. Experienced directors who are knowledgeable about the Company’s complex financial business environment are a valuable resource and are better positioned to make decisions that are in the best interests of the Company and its shareholders. Staggered terms give the Company’s new directors an opportunity to gain knowledge about the Company’s business from its continuing directors. If all directors were elected annually, the Board could be composed entirely of directors who were unfamiliar with the Company and its business strategies. This could jeopardize the Company’s long-term strategies and growth plans. The Board believes that the Company’s current classified Board is prudent and necessary for the protection of all shareholders.

A classified Board also assists the Company in attracting and retaining highly qualified directors who are willing to commit the time and resources necessary to understand the Company, its operations and its competitive environment. The Board believes that agreeing to serve a three-year term demonstrates a nominee’s commitment to the Company over the long-term. Given the current corporate governance climate, in which many qualified individuals are increasingly reluctant to serve on public boards, the Company could also be placed at a competitive disadvantage in recruiting qualified director candidates if their Board service could potentially be only for a one-year period.

Enhances the Independence of the Board. The Board believes that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-employee directors by providing them with a longer assured term of office, thereby insulating them from pressures from management or from special interest groups who might have an agenda contrary to the long-term interests of all shareholders. The Company’s current classified Board structure permits its directors to act independently and on behalf of shareholders without worrying whether they will be re-nominated by the other members of the Board each year. The freedom to focus on the long-term interests of the Company instead of on the re-nomination process leads to greater independence and better governance.

Protection against Certain Takeovers. A classified Board reduces the Company’s vulnerability to unfriendly or unsolicited takeover tactics that may not be in the best interests of the Company’s shareholders. A classified Board structure encourages such third parties to negotiate at arms’ length with the Board. Because only one-third of the Company’s directors are elected at any annual meeting of shareholders, at least two annual meetings would be required to effect a change in control of the Board, giving the directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, consider alternative proposals, and to ultimately negotiate the best result for all shareholders. Absent a classified Board, a potential acquirer could unilaterally gain control of the Company by acquiring or obtaining voting control over a sufficient number of shares of the Company’s common stock to replace the entire Board with its own nominees at a single annual meeting, and without paying a fair value to the Company’s other shareholders. Having a classified Board does not prevent unsolicited takeover attempts, but it empowers the incumbent Board to negotiate terms to maximize the value of the transaction to all shareholders.

In considering any takeover effort or other significant development concerning the Company, the Board understands that its duty is to protect the interests of all of the Company’s shareholders. The Board intends to discharge that duty to its utmost ability and would not utilize the various defensive tactics available to it to resist any action that the Board believes to be in the best interests of all of the Company’s shareholders. The majority of the Board are independent, non-management directors who will always put the interests of shareholders first.

Actions of Other Companies. Mr. Armstrong states that several companies now elect directors annually because of his efforts. Each of those companies made the decision to conduct annual director elections in light of its own particular financial and market circumstances. The Board does not blindly follow the trends of other companies. The fact that many large companies have taken steps to remove their classified boards is not, in the Board’s judgment, a persuasive reason for the Company to undertake the same initiative. The Board also notes that a majority of the Company’s peers still have classified boards. In a late-2008 study, RiskMetrics Group reported that 57% of mid-cap companies and 56% of small-cap companies still maintain classified boards (RiskMetrics Board Practices: Trends in Board Structure at S&P 1,500 Companies, December 17, 2008).

Required Vote; Recommendation Only. The affirmative vote of the holders of a majority of shares of the Company’s common stock present in person or represented by proxy at the Meeting is required to approve this Proposal No. 3. Shareholders should be aware that this shareholder proposal is simply a request that the Board take the action stated in the proposal. Approval of this proposal may not result in the requested action being taken by the Board of Directors, and therefore, its approval would not necessarily effectuate the declassification of the Board of Directors.

THE BOARD RECOMMENDS YOU VOTE “AGAINST” PROPOSAL NO. 3. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “AGAINST” THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED ON THE PROXY CARD.

IF YOU AGREE THAT THE CURRENT BOARD ELECTION PROCESS WILL PROVIDE CONTINUITY TO SUPPORT THE COMPANY’S CONTINUATION OF ITS ABOVE-PEER PERFORMANCE DURING CHALLENGING ECONOMIC CONDITIONS, PLEASE VOTE “AGAINST” THIS PROPOSAL.

OTHER MATTERS

The Board knows of no matters expected to be presented for consideration at the Annual Meeting that are not described herein. However, if other matters properly come before the meeting, persons named in the accompanying form of proxy may vote thereon in accordance with their best judgment, subject to and in accordance with the requirements set forth in Rule 14a-4(c) under the Exchange Act.

SHAREHOLDER PROPOSALS

Shareholder proposals must be received by the Company by November 17, 2010, to be considered for inclusion in the proxy materials of the Company for the 2011 Annual Meeting. The Company requests that such shareholder proposals be sent to the attention of the Corporate Secretary by certified mail-return receipt requested. In addition, the Company must receive notice of any shareholder proposal to be submitted at the 2011 Annual Meeting (but not required to be included in the Company’s proxy statement for that meeting) by January 31, 2011, or such proposal will be considered untimely pursuant to Rule 14a-5(e)(2) under the Exchange Act.

By Order of the Board of Directors

Dennis R. Rilinger
Secretary

March 17, 2010

Copies of the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available at the Company’s website at www.umb.com/investor after they are filed with the SEC. A copy of the Company’s Annual Report on Form 10-K, as filed with the SEC, will be furnished without charge upon written request directed to: Corporate Secretary, UMB Financial Corporation, 1010 Grand Boulevard, Kansas City, Missouri 64106.

000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE	000000000.000000 ext 000000000.000000 ext
DESIGNATION (IF ANY)	000000000.000000 ext 000000000.000000 ext
ADD 1	Electronic Voting Instructions
ADD 2

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 27, 2010.

ADD 3
ADD 4
ADD 5
ADD 6

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/UMBF • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,  ▼

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Class I Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - David R. Bradley, Jr. (Term Expiring in 2013)	☐	☐	02 - Peter J. deSilva (Term Expiring in 2013)	☐	☐	03 - Terrence P. Dunn (Term Expiring in 2013)	☐	☐

Class III Director:

04 - Alexander C. Kemper (Term Expiring in 2013)	☐	☐	05 - Kris A. Robbins (Term Expiring in 2013)	☐	☐	06 - Nancy K. Buese (Term Expiring in 2012)	☐	☐

The Board of Directors recommends a vote FOR Proposal 2.					The Board of Directors recommends a vote AGAINST Proposal 3.

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2010.	☐	☐	☐	3.	To consider a shareholder proposal to eliminate classification of terms of the Company’s Board of Directors to require that all directors stand for election annually.	☐	☐	☐

4.	To transact such other matters as may properly come before the meeting or any adjournments thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,  ▼

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — UMB Financial Corporation

1010 Grand Blvd. Kansas City, MO 64106

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING ON APRIL 27, 2010

The undersigned hereby appoints Peter J. deSilva, J. Mariner Kemper and Michael D. Hagedorn or any of them, with full power of substitution as proxies, to vote all shares of Common Stock of UMB Financial Corporation, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 27, 2010, at 9:00 a.m., and any adjournments thereof.

Management knows of no other matters to be brought before the Annual Meeting; however, the persons named as proxy holders or their substitutes will vote in accordance with their best judgement if any other matters are properly brought before the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder or absent instruction will be voted FOR Proposals 1 and 2 and AGAINST Proposal 3. Unless authority to vote for any director nominee is withheld, authority to vote FOR such nominee will be deemed and granted.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE	000000000.000000 ext 000000000.000000 ext
DESIGNATION (IF ANY)	000000000.000000 ext 000000000.000000 ext
ADD 1	Electronic Voting Instructions
ADD 2

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 23, 2010.

ADD 3
ADD 4
ADD 5
ADD 6

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/UMBF • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

Employee Plan Card

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,  ▼

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Class I Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - David R. Bradley, Jr. (Term Expiring in 2013)	☐	☐	02 - Peter J. deSilva (Term Expiring in 2013)	☐	☐	03 - Terrence P. Dunn (Term Expiring in 2013)	☐	☐

Class III Director:

04 - Alexander C. Kemper (Term Expiring in 2013)	☐	☐	05 - Kris A. Robbins (Term Expiring in 2013)	☐	☐	06 - Nancy K. Buese (Term Expiring in 2012)	☐	☐

The Board of Directors recommends a vote FOR Proposal 2.					The Board of Directors recommends a vote AGAINST Proposal 3.

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2010.	☐	☐	☐	3.	To consider a shareholder proposal to eliminate classification of terms of the Company’s Board of Directors to require that all directors stand for election annually.	☐	☐	☐

4.	To transact such other matters as may properly come before the meeting or any adjournments thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,  ▼

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Employee Plan Card — UMB Financial Corporation

1010 Grand Blvd. Kansas City, MO 64106

CONFIDENTIAL VOTING INSTRUCTIONS TO: MARSHALL & ILSLEY TRUST COMPANY, N.A. AS TRUSTEE UNDER THE EMPLOYEE STOCK OWNERSHIP PLAN OF UMB FINANCIAL CORPORATION AND THE UMB PROFIT SHARING AND 401(K) PLAN

I hereby direct that the voting rights pertaining to the shares of UMB Financial Corporation held by the Trustee and attributable to my account(s) in the above-described plans shall be exercised at the Annual Meeting of Shareholders of the Company to be held April 27, 2010 at 9:00 a.m., or any adjournment of such meeting, in accordance with the instructions on the reverse side, to vote upon Proposals 1-3 and on such other matters that may properly come before the meeting.

Please sign exactly as your name appears on the reverse side of this card. Your ESOP shares will be voted by the Trustee unless you vote by one of the methods shown on the reverse side no later than April 23, 2010. Your 401K shares will not be voted unless you vote by one of the methods shown on the reverse side no later than April 23, 2010.

(Items to be voted appear on reverse side.)